                            SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission only (as permitted by
    Rule 14a-6(e)(2)

[X]  Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                                  AMETEK, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:


         (2)      Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:


         (5)      Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:


         (3)      Filing Party:


         (4)      Date Filed:

                                 Notice of 2002
                                 Annual Meeting


                                 Proxy Statement

                           Annual Financial Statements
                            and Review of Operations



                                  [AMETEK LOGO]

                                TABLE OF CONTENTS


                                                                                                          Page
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
Notice of Annual Meeting of Shareholders

Proxy Statement........................................................................................     1

     Solicitation of Proxies...........................................................................     1

     Voting Rights.....................................................................................     1

     Multiple Shareholders Sharing the Same Address....................................................     2

     Proposals to be Voted Upon........................................................................     2

     Election of Directors.............................................................................    10

     Board Committees..................................................................................    11

     Audit Committee Report............................................................................    12

     Compensation of Directors.........................................................................    13

     Stock Ownership...................................................................................    14

     Other Beneficial Ownership........................................................................    16

     Executive Officers................................................................................    17

     Executive Compensation............................................................................    18

     Compensation Committee Report on Executive Compensation...........................................    19

     Stock Options and Stock Appreciation Rights.......................................................    23

     Defined Benefit and Actuarial Plans...............................................................    24

     Stock Performance Graph...........................................................................    26

     Compensation Committee Interlocks and Insider Participation.......................................    27

     Certain Relationships and Related Transactions....................................................    27

     Compliance with Section 16(a) of the Securities Exchange Act of 1934..............................    27

     Employment Contracts and Termination, Severance and Change-of-Control Arrangements................    27

     Shareholder Proposals for the 2003 Proxy Statement................................................    29

Appendix

     2002 Stock Incentive Plan of AMETEK, Inc..........................................................   A-1

     Index to Annual Financial Information and Review of Operations....................................   B-1

                                 [AMETEK LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              Tuesday, May 21, 2002
                         3:00 p.m. Eastern Daylight Time
                            J. P. Morgan Chase & Co.
                                 270 Park Avenue
                          11th Floor Conference Center
                               New York, NY 10017

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2002 Annual Meeting of Shareholders of AMETEK, Inc. The following items of business will be discussed during the Annual Meeting:

         1. Re-election of three directors: Sheldon S. Gordon, Frank S. Hermance and David P. Steinmann, each for a term of three years;

         2. Approval of the adoption by AMETEK's Board of Directors of the 2002 Stock Incentive Plan of AMETEK, Inc.;

         3. Ratification of the appointment of Ernst & Young LLP as independent auditors for 2002;

         4. Transaction of any other business properly brought before the Annual Meeting.

Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by Touch-Tone telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to J. P. Morgan Chase & Co. are located on the back cover of the attached Proxy Statement.

Please refer to your proxy card for specific proxy voting instructions or visit our Web site at WWW.AMETEK.COM for general questions and answers about proxy voting.

We have included the detailed annual financial information relating to our business and operations in Appendix B to the Proxy Statement. We also have prepared a Summary Annual Report, which is enclosed.

We hope the convenience and cost savings of voting by computer or by telephone will attract you. A sizable electronic "turnout" would save your Company significant return-postage fees.

On behalf of the management and directors of AMETEK, Inc., I thank you for your continued support and confidence. I look forward to seeing you at the Annual Meeting.

                                              Sincerely,

                                              Frank S. Hermance
                                              Chairman of the Board
                                              and Chief Executive Officer
Dated:   Paoli, Pennsylvania
         April 10, 2002

                                 [AMETEK LOGO]

Principal executive offices

37 North Valley Road
Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801

                                 PROXY STATEMENT


                             SOLICITATION OF PROXIES

The Board of Directors of AMETEK, Inc. (AMETEK) solicits the accompanying proxy for use at the Annual Meeting of Shareholders to be held on May 21, 2002, and at any and all adjournments thereof.

AMETEK has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of votes for a fee of $7,500, plus reasonable expenses. AMETEK will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock. The above Notice of Annual Meeting, this Proxy Statement, and the proxy card with voting instructions are being distributed on or about April 10, 2002.

                                  VOTING RIGHTS

Shareholders as of the close of business on March 29, 2002 (the Record Date) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. As of the Record Date, 32,972,319 shares of AMETEK's Common Stock were issued and outstanding. In addition, AMETEK held 584,641 issued shares in its treasury, which, while so held, cannot be voted. A majority of the outstanding shares of Common Stock, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. A shareholder who is present or represented by proxy at the Annual Meeting and who abstains from voting, and broker non-votes (shares held by a broker or nominee who is present or represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on proposals) will be counted for purposes of determining the quorum, but will not be counted as votes for or against the proposals. A shareholder may revoke a proxy any time before the Annual Meeting. If a proxy is properly submitted and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If the shareholder submits the proxy without making selections, the proxy will be voted in favor of the election as directors of the nominees listed on the following page and in favor of the appointment of independent auditors.

You will receive two separate proxy mailings if you own shares independently and also have shares credited to your account under the AMETEK Retirement and Savings Plan or the AMETEK 401(k) Plan for Acquired Businesses, held in custody by the trustee. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. In addition, you will receive more than one proxy card if your shares are in more than one account or are not all under the same registration in AMETEK stock records. To ensure that all your shares are counted, please vote all proxies online, by telephone, by mail, or in person at the Annual Meeting.

Representatives of American Stock Transfer & Trust Company will tabulate the votes and act as inspectors of election.

                 MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

Registered and street-name shareholders who reside at a single address are receiving only one annual report and proxy statement at that address unless we have received contrary instructions. This practice is known as "householding" and is designed to reduce duplicate printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-877-777-0800, or in writing at American Stock Transfer & Trust Company, Shareholder Services, 59 Maiden Lane, New York, NY 10038. Also, if you receive multiple copies of our annual report and proxy statement, you can request householding by contacting American Stock Transfer & Trust Company at the address above.


                           PROPOSALS TO BE VOTED UPON


1.  ELECTION OF DIRECTORS

Nominees for re-election this year are Sheldon S. Gordon, Frank S. Hermance and David P. Steinmann. Each has consented to serve a three-year term.

All proxies received will be voted for the re-election of the nominees unless directed otherwise in the proxy. Each nominee needs the affirmative vote of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. While there is no reason to believe that it will occur, if any director is unable to stand for re-election, shares represented by proxies may be voted for a substitute director.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.


2.  APPROVAL OF THE 2002 STOCK INCENTIVE PLAN OF AMETEK, INC.

The Board of Directors adopted and approved the 2002 Stock Incentive Plan of AMETEK, Inc. (the "2002 Plan") effective March 13, 2002, subject to its approval by AMETEK's stockholders. In the event that the 2002 Plan is not approved by AMETEK's stockholders, the 2002 Plan shall be void and of no force or effect.

Approval of the 2002 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

                          DESCRIPTION OF THE 2002 PLAN

The purpose of the 2002 Plan is to encourage key employees and directors to acquire a larger proprietary interest in AMETEK and to provide incentives to maximize the long-term growth of AMETEK. AMETEK anticipates that this 2002 Plan will aid AMETEK in securing and retaining key employees.

A summary of the material features of the 2002 Plan appears below. The full text of the 2002 Plan is set forth in Appendix A and should be referred to for a complete description of its provisions.

                                 ADMINISTRATION

The 2002 Plan is administered by a committee (the "Stock Option Committee"), comprised of two or more directors of AMETEK who are not also employees of AMETEK ("Non-Employee Directors"). The Stock Option Committee has full authority to interpret the 2002 Plan and to establish rules for its administration.

                            TYPES OF INCENTIVE AWARDS

The Stock Option Committee may grant awards under the 2002 Plan in the form of options, rights, restricted stock awards and/or phantom stock awards. Options may be granted as non-qualified stock options or as options qualifying as incentive stock options under the Internal Revenue Code of 1986 (the "Code"), as amended.

                              LIMITATIONS ON AWARDS

Under the 2002 Plan, the aggregate number of shares of Common Stock that may be issued pursuant to stock options, restricted stock awards, phantom stock awards (other than any phantom stock awards which are payable only in cash), or stock appreciation rights may not exceed 2,000,000 shares. A maximum of 15% of the aggregate number of shares, or 300,000 shares, may be awarded to any single individual. A maximum of 10% of the aggregate number of shares, or 200,000 shares, may be awarded as restricted shares, stock appreciation rights, phantom stock awards, and phantom stock units. A maximum of 3% of the aggregate number of shares or 60,000 shares, may be awarded, in the aggregate, as restricted stock awards with vesting periods of less than 3 years. A maximum of 10% of the aggregate number of shares or 200,000 shares, may be awarded to Non-Employee Directors during the duration of the 2002 Plan. In the event AMETEK adopts a stock purchase plan for the benefit of its employees, the shares of Common Stock awarded under that plan shall further reduce the aggregate number of shares available under this Plan. Each award may also be subject to provisions to assure that any exercise or disposition of shares of Common Stock will not violate securities laws.

                         WHO MAY PARTICIPATE IN THE PLAN

Persons who may receive incentive awards under the Plan are selected by the Stock Option Committee, in its discretion, from among the key employees (including officers who are also directors) of AMETEK and its affiliates, subject to the terms and conditions of the Plan. The current eligible group consists of approximately 250 persons.

In determining the amount and form of an award, consideration is given to the functions and responsibilities of the key employee, his or her potential contributions to the success of AMETEK, and other factors deemed relevant by the Stock Option Committee.

Under the 2002 Plan each Non-Employee Director whose initial election to the Board is on or after the date of the adoption of the 2002 Plan (other than a Director who is a member of the law firm retained as general outside counsel to AMETEK) will be granted a non-qualified stock option of 20,000 shares. The option shall expire seven years from the date of grant and shall be exercisable by the Non-Employee Director after the first anniversary of the date of grant, during each of the four succeeding twelve-month periods in the amount of 5,000 shares. In addition, the Committee in its sole discretion may grant to any Non-Employee Director (other than a Director who is a member of the law firm retained as general outside counsel to AMETEK) a Non-Qualified Stock Option to purchase a number of shares determined by the Committee.

                                GRANT OF OPTIONS

The Stock Option Committee has the sole discretion to determine (i) the number of options granted to any eligible person under the 2002 Plan, (ii) the number of shares of Common Stock subject to the options, except as limited by the terms of the 2002 Plan, (iii) whether to grant related rights, and (iv) whether to grant the options as incentive stock options or non-qualified stock options. The aggregate fair market value of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all stock plans of AMETEK and it affiliates) cannot exceed $100,000; to the extent this limit is exceeded, the options shall be treated as non-qualified stock options.

                              OPTION EXERCISE PRICE

The purchase price of shares of Common Stock issuable upon the exercise of incentive stock options or non-qualified stock options will be determined by the Stock Option Committee at the time of grant; however, the purchase price may not be less than 100% of the fair market value of the shares on the date of grant.

                            EXERCISABILITY OF OPTIONS

Options may be exercisable as determined by the Stock Option Committee at the time of grant but in no event after seven years from the date of grant.

     PAYMENT OF OPTION EXERCISE PRICE AND ISSUANCE OF SHARES OF COMMON STOCK

The option's exercise price will be payable by any one or more of the following methods: in cash, by check, by delivery to AMETEK of shares already owned by the option holder for at least six months, or by such other methods as the Stock Option Committee may permit from time to time.

                         TERMS AND CONDITIONS OF RIGHTS

Rights may be granted either independently of or in connection with options (either at the time of grant or at any time during the term of the Option). Rights granted in connection with options shall be exercisable or transferable
(a) only to the extent that the related option is exercisable or transferable and (b) either in conjunction with, or as an alternative to, the exercise of the related options. A "right" is the right to receive an amount equal to the excess (or a portion of the excess, as determined by the Stock Option Committee at the time of grant) of the fair market value of a share of Common Stock on the date of exercise over (i) the fair market value of a share on the date of grant, in the case of rights granted independently of any option, or (ii) the exercise price of the related option, in the case of rights granted in connection with an option.

The holder of conjunctive rights granted in connection with options will be entitled to receive payment at the time, and to the extent that, related options are exercised. The holder of alternative rights granted in connection with options will be entitled to exercise the rights by surrendering the related options, or any portion thereof to the extent not previously exercised, with respect to the number of shares as to which the rights are exercised, and to receive payment therefor. Such options, to the extent surrendered, shall be deemed exercised and the number of shares with respect to which they were surrendered shall not be available for future grants of incentive awards. Rights granted independently of any related options shall be exercisable as determined by the Stock Option Committee, but in no event after seven years from the date of grant. The amount payable upon the exercise of conjunctive rights granted in connection with options in no event shall exceed two times the exercise price paid by the holder upon the exercise of the related options. In addition, the Stock Option Committee, at the time of grant, otherwise may limit the amount payable upon the exercise of any rights.

At the election of the holder, but subject to disapproval of the election by the Stock Option Committee, distribution of the amount payable upon the exercise of alternative rights granted in connection with an option or options may be made in shares of Common Stock valued at their fair market value on the date of exercise of the rights, or in cash, or in a combination of cash and shares. Distribution of amounts payable upon the exercise of conjunctive rights or rights granted without relationship to an option shall be made solely in cash.

                 TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

A "restricted stock award" is the grant by the Stock Option Committee of shares of Common Stock, or the grant of the right to purchase shares of Common Stock at a price determined by the Stock Option Committee at the time of grant. Such shares, when and if issued, shall be subject to transfer restrictions determined by the Stock Option Committee at the time of grant in its sole discretion, and shall be subject to substantial risk of forfeiture unless and until specific conditions established by the Stock Option Committee at the time of grant are met. The conditions may be based on continuing employment or achieving pre-established performance objectives, or both. The shares may not be sold, transferred or otherwise alienated or hypothecated until the restrictions on transfer thereof expire or are removed, and each certificate evidencing a restricted stock award shall bear a legend making appropriate reference to the restrictions imposed. No restricted shares shall have a vesting period of less than three years except on the occurrence of such special circumstance or event as, in the opinion of the Stock Option Committee, merits special consideration. Moreover, the Stock Option Committee may impose such other conditions on the restricted shares as it may deem advisable. Unless the holder of a restricted stock award ceases to be an employee or director of AMETEK (for reasons other than those described below under "Termination of Employment"), the transfer restrictions imposed on restricted stock awards will lapse in accordance with a schedule or such other conditions as shall be determined by the Stock Option Committee at the time of grant.

Certificates for the shares granted or purchased pursuant to restricted stock awards will be issued in the names of the holders thereof, but the certificates will be retained by AMETEK for the holders' accounts and will not be delivered to the holders until the restrictions imposed on the transfer of the shares shall have lapsed. The holder of a restricted stock award will have the right to vote the shares registered in his or her name. Dividends and distributions (including stock dividends and distributions in the event of a split-up, conversion, exchange, reclassification or substitution) with respect to the shares may be retained by AMETEK for the holder's account, to be distributed to the holder at the time, and to the extent that, the restrictions imposed on the transfer of the shares shall have lapsed.

                  TERMS AND CONDITIONS OF PHANTOM STOCK AWARDS

A "phantom stock award" is the grant by the Stock Option Committee of a right to receive payment from AMETEK, upon the expiration of a vesting period, in an amount equal to (i) the fair market value of a share of Common Stock on the date of the expiration, multiplied by (ii) the number of units of phantom stock credited to the holder pursuant to the award and as to which the vesting period has expired. Payment of the amount may be made in the form of cash, or shares, or a combination of cash and shares, pursuant to such terms and conditions as are determined by the Stock Option Committee. Unless the holder of a phantom stock award ceases to be an employee of AMETEK (for reasons other than those described below under "Termination of Employment"), the vesting period generally expires in accordance with a schedule or other conditions as are determined by the Stock Option Committee at the time of grant.

The Stock Option Committee may impose such other conditions as it may deem advisable on any shares which may be issued pursuant to a phantom stock award under this 2002 Plan. The holder of a phantom stock award is credited with amounts equal to the dividends payable with respect to the same number of shares as the number of phantom stock units credited under the award; however, the dividend-equivalent amounts may be retained by AMETEK for the holder's account, to be distributed to the holder at the time, and to the extent that, the vesting period with respect to the number of units shall have expired.

                       STOCK APPRECIATION RIGHTS ("SARS")

A stock appreciation right may be granted either independently or in connection with a stock option (either at the time of grant or at any time during the term of the stock option). A stock appreciation right granted in connection with a stock option shall be exercisable or transferable (a) only to the extent that the related stock option is exercisable or transferable and (b) either in conjunction with, or as an alternative to, the exercise of the related option. A stock appreciation right is the right to receive an amount equal to the excess (or a portion of the excess, as determined by the Stock Option Committee), of the fair market value of a share of Common Stock on the date of exercise over
(i) the fair market value of a share of Common Stock on the date of grant, in the case of a stock appreciation right granted independently of any stock option, or (ii) the exercise price of the related stock option, in the case of a stock appreciation right granted in connection with a stock option. The holder of a conjunctive stock appreciation right granted in connection with a stock option is entitled to receive payment at the time, and to the extent that the stock option is exercised. The holder of an alternative stock appreciation right granted in connection with a stock option is entitled to exercise such right by surrendering the stock option, or any portion thereof to the extent unexercised, with respect to the number of shares as to which such stock appreciation right is exercised, and to receive payment therefor. Such stock option, to the extent surrendered, shall be deemed exercised and the number of shares with respect to which it was surrendered shall not be available for future grants of awards under the 2002 Plan. A stock appreciation right granted independently of any related stock option is exercisable as determined by the Stock Option Committee, but in no event after seven years from the date of grant. The amount payable upon the exercise of a conjunctive stock appreciation right granted in connection with a stock option in no event shall exceed two times the exercise price paid by the holder upon the exercise of the option. In addition, the Stock Option Committee otherwise may limit the amount payable upon the exercise of any stock appreciation right. At the election of the holder, but subject to disapproval of the election by the Stock Option Committee, distribution of the amount payable upon the exercise of a stock appreciation right may be made in shares of Common Stock, valued at their fair market value on the date of exercise of the stock appreciation right, or in cash, or in a combination of cash and shares.

                                   ADJUSTMENT

If there shall be declared and paid a stock dividend, or if the shares shall be split-up, converted, exchanged, reclassified or in any way substituted for, an appropriate and proportionate adjustment will be made in the price, number and/or kind of security that is the subject of an outstanding incentive award, without changing the aggregate purchase price or value of the outstanding incentive awards. In other events involving a change in AMETEK's corporate structure, the Stock Option Committee may make such equitable adjustments to incentive awards as may be necessary to prevent dilution or enlargement of the rights of the holders thereof.

                                  ASSIGNABILITY

Incentive awards and all rights thereunder are non-assignable and non-transferable except to the extent that the estate of a deceased holder is entitled thereto. Non-qualified stock options may be transferred to family members or other persons or entities pursuant to such terms as the Stock Option Committee may provide for in the non-qualified stock option certificate.

                            TERMINATION OF EMPLOYMENT

Options and rights become immediately exercisable in full upon the retirement of the holder after reaching the age of 65 (provided the holder has been in the employ of AMETEK and/or its Affiliates for at least two years), upon the death of the holder while in the employ of AMETEK, upon the holder's termination of employment in connection with a Change in Control (as defined in the 2002 Plan), or upon the occurrence of such special circumstances as in the opinion of the Stock Option Committee merit special consideration.

Options and rights terminate following the holder's termination of employment except that the holder shall have until the expiration of three months from the cessation of the holder's employment with AMETEK and its Affiliates (without regard to any period of severance) to exercise any unexercised Option and/or rights the holder could have exercised on the day on which he left the employ of AMETEK and Affiliates. The exercise period is extended to six months in the case of the death of the holder, in which case the option and/or rights would be exercisable by the holder's estate. The Stock Option Committee may, in its sole discretion, provide, with respect to an option and/or rights granted to any individual (and either at the time of grant of the option and/or rights or by an amendment thereafter to any such outstanding option and/or rights), that the post-termination or post-death exercise period of time specified by the Committee be longer than the period which would otherwise be applicable, but in no event beyond the expiration of the stated term of the option and/or rights.

All restrictions with respect to restricted stock awards will immediately cease upon the death or disability of the holder, upon the holder's termination of employment in connection with a Change in Control (as defined in the 2002 Plan), or upon the occurrence of such special circumstances as in the opinion of the Stock Option Committee merit special consideration.

The vesting period with respect to phantom stock awards will completely expire, and all amounts will become payable, immediately upon the death or disability of the holder, upon the holder's termination of employment in connection with a Change in Control (as defined in the 2002 Plan) or upon the occurrence of such special circumstances as in the opinion of the Stock Option Committee merit special consideration.

                         COMPLIANCE WITH SECURITIES LAWS

Before issuing and delivering any shares to the holder of an incentive award, AMETEK may, to the extent required to assure compliance with applicable securities laws: (i) require the holder to give satisfactory assurances that the shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of applicable securities laws; (ii) restrict the transferability of the shares and require a legend to be placed on all certificates representing the shares; and (iii) condition the exercise of an incentive award or the issuance and delivery of shares pursuant thereto upon the listing, registration or qualification of the shares covered by the incentive award on a securities exchange or under applicable securities laws.

                   AMENDMENT AND TERMINATION OF THE 2002 PLAN

The Board of Directors or the Stock Option Committee at any time may withdraw or amend the 2002 Plan and, with the consent of the affected holder of an outstanding incentive award, at any time, may withdraw or amend the terms and conditions of outstanding incentive awards. Any amendment which would increase the number of shares issuable pursuant to incentive awards, reprice any outstanding incentive award, or with respect to any individual, change the class of employees or directors to whom incentive awards may be granted, or in any way materially amend the 2002 Plan shall be subject to the approval of the stockholders of AMETEK within one year of the amendment. A determination of the Stock Option Committee as to any question which may arise with respect to the interpretation of the provisions of the 2002 Plan and any incentive awards shall be final. The Stock Option Committee may authorize and establish such rules, regulations and revisions thereof, not inconsistent with the provisions of the 2002 Plan, as it may deem advisable to make the 2002 Plan and any incentive awards effective or to provide for their administration, and may take such other action with regard to the 2002 Plan and any incentive awards as it shall deem desirable to effectuate their purpose.

The 2002 Plan does not have a termination date; however, no incentive stock option may be granted under the 2002 Plan after March 12, 2012.

                             MARKET VALUE OF SHARES

The shares of AMETEK's Common Stock are listed on the New York Stock Exchange and the Pacific Stock Exchange. The market price per share at the close of business on March 28, 2002 was $37.21.


                            FEDERAL TAX CONSEQUENCES

Incentive Stock Options

The Federal income tax consequences to an employee who receives incentive stock options, under current law, generally will be as follows:

An employee will not realize any income upon the grant or exercise of an incentive stock option. If the employee disposes of the shares acquired upon the exercise of an incentive stock option at least two years after the date the option is granted and at least one year after the shares are transferred to him or her, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, AMETEK will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the employee disposes of the shares acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date the option is granted, or one year from the date the shares are transferred to him or her, any gain realized will be taxable at that time as follows: (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from the disposition, and (b) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending upon the holding period of the shares. In such case, AMETEK may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.

In general, the difference between the fair market value of the shares at the time the incentive stock option is exercised and the option exercise price will constitute an item of adjustment for purposes of determining alternative minimum taxable income and, under certain circumstances, may be subject, in the year in which the option is exercised, to the alternative minimum tax.

If an employee uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to an incentive stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the employee's basis in the newly issued shares will be the same as his or her basis in the old shares surrendered and (c) no gain or loss will be recognized by the employee on the old shares surrendered. However, if an employee uses shares previously acquired pursuant to the exercise of an incentive stock option to pay all or part of the exercise price under an incentive stock option, the tender will constitute a disposition of the previously acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to the incentive stock option and the tender may be treated as a taxable exchange.

Non-Qualified Stock Options

The Federal income tax consequences to an employee or director who receives non-qualified stock options, under current law, generally will be as follows:

An individual will not realize any income at the time the option is granted. The employee, if he or she is not a director, officer or beneficial owner of more than 10% of the outstanding shares of AMETEK (hereinafter, a "director, officer or principal stockholder"), will realize income, at the time he or she exercises the option, in an amount equal to the amount by which the then fair market value of the shares acquired pursuant to the exercise of the option exceeds the price paid for the shares. If a director, officer or principal stockholder receives shares pursuant to the exercise of such an option, he or she will realize ordinary income only on the earlier of (i) six months after the date of exercise, or (ii) the date on which he or she can sell the shares at a profit without being subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at which time he or she will be subject to tax on the difference between the then fair market value of the shares and the price paid for them. Alternatively, a director, officer or principal stockholder who would not otherwise be subject to tax on the value of his or her shares as of the date they were acquired can file a written election with the Internal Revenue Service, no more than 30 days after the shares are transferred to him or her, to be taxed as of the date of transfer. The employee then will realize income in a total amount equal to the amount by which the fair market value of the shares, as of the date he or she acquired them, exceeds the price paid for the shares.

All income realized upon the exercise of a non-qualified stock option will be taxed at ordinary income rates. AMETEK will be entitled to a tax deduction (as compensation) for the amount taxable to an employee (including a director, officer and principal stockholder) upon the exercise of a non-qualified stock option, as described above, in the same year as those amounts are taxable to the employee.

Shares issued pursuant to the exercise of a non-qualified stock option generally will constitute a capital asset in the hands of an employee (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an employee (including a director, officer or principal stockholder) will commence upon the date he or she recognizes income with respect to the issuance of the shares, as described above. The employee's basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for the shares. If, however, an employee uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to the exercise of a non-qualified stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the employee's basis in the newly issued shares will be the same as his or her basis in the surrendered shares, (c) no gain or loss will be realized by the employee on the old shares surrendered, and (d) the employee will realize ordinary income in an amount equal to the fair market value of the additional shares received over and above the fair market value of the old shares surrendered.

Restricted Stock

The Federal income tax consequences to an employee or director who receives restricted stock awards, under current law, generally will be as follows:

An employee or director will not realize any income when the right to acquire shares subject to restricted stock awards ("Restricted Shares") is granted to him or her, or when the certificates for the Restricted Shares themselves are registered in his or her name. The employee or director will realize ordinary income as and when the Restricted Shares are no longer subject to a substantial risk of forfeiture (which risk of forfeiture includes the restrictions imposed by Section 16(b) of the Exchange Act), in an amount equal to the difference between the fair market value of the Restricted Shares as of such date and the price, if any, he or she paid for the shares. Alternatively, the employee or director can file a written election with the Internal Revenue Service, no more than 30 days after the certificates for the Restricted Shares are issued, to be taxed as of the date of issuance on the difference between the then fair market value of the Restricted Shares and the price, if any, he or she paid for the shares. Once the employee or director has realized ordinary income with respect to the Restricted Shares, any subsequent increase in the value of the Restricted Shares generally will be taxed when the shares are sold as long-term or short-term capital gain, depending on how long the Restricted Shares are held. The employee's or director's holding period with respect to the Restricted Shares will begin on the date he or she realizes ordinary income with respect to the Restricted Shares and the basis in the shares will be equal to their then fair market value. AMETEK will be entitled to a tax deduction when, and to the extent, ordinary income is realized by the employee or director with respect to the shares. Any dividends or other distributions paid on the Restricted Shares generally will be taxable when distributed to the employee or director.

Rights and Phantom Stock Awards

An employee will be subject to tax, at ordinary income rates, on the amount of cash and the fair market value of any property received by him or her upon the exercise of any rights or phantom stock award. AMETEK is entitled to a deduction for the amount includible in the employee's income.

Section 280G

In addition to the Federal income tax consequences discussed above, Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her "base salary" (as defined in Section 280G), then any amount received in excess of base salary shall be considered an "excess parachute payment." Under certain circumstances, incentive awards may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed in connection with such payment, the individual will be subject to an excise tax equal to 20% of such excess payment, and AMETEK will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

Section 162(m)

For purposes of Section 162(m) of the Code, as described below in the Compensation Committee Report on Executive Compensation, compensation which is performance-based is not counted as subject to the deductibility limitations. Stock options and stock appreciation rights having an exercise price or base value equal to the fair market value of the Common Stock on the date of grant, granted under the 2002 Plan, are intended to permit the full deduction by AMETEK, by qualifying income pursuant to such stock options and stock appreciation rights as performance-based compensation and, therefore, exempt from the limitations of Section 162(m). Income pursuant to restricted stock awards and phantom stock awards would be subject to the deductibility limitations of Section 162(m).

THE FOREGOING SUMMARY WITH RESPECT TO FEDERAL INCOME TAXATION IS NOT INTENDED TO BE COMPLETE AND DOES NOT TAKE INTO ACCOUNT STATE TAX IMPLICATIONS. REFERENCE IS MADE TO THE APPLICABLE PROVISIONS OF THE CODE.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3.  APPOINTMENT OF INDEPENDENT AUDITORS

Acting on the recommendation of the audit committee, the Board of Directors has approved the reappointment of the firm of Ernst & Young LLP as independent auditors for the fiscal year 2002.

Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have an opportunity to make a statement, if they desire, and be available to answer appropriate questions. The shareholders are requested to signify their approval of the appointment.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

4.  OTHER MATTERS

As of this date, the Board of Directors is not aware of any matters that may come before the Annual Meeting other than those set forth above. However, your proxy confers discretionary authority to the Board of Directors to vote on any other business that may properly come before the Annual Meeting, and any adjournments of the Annual Meeting.

                              ELECTION OF DIRECTORS


At the time of this Proxy Statement, the Board of Directors of AMETEK consists of eight members, seven of whom are non-employee directors. The Board is divided into three classes with staggered terms so that the term of one class expires at each Annual Meeting of Shareholders.

CLASS II: NOMINEES FOR ELECTION AT THIS ANNUAL MEETING FOR TERMS EXPIRING IN
2005:

SHELDON S. GORDON                      Chairman of Union Bancaire Privee
Director since 1989                    Holdings, Inc. and affiliated entities
                                       since May 1996. Director of
                                       Anangel-American Shipholdings Limited,
                                       the Holland Balanced Fund, Union Bancaire
                                       Privee and Gulfmark Offshore, Inc. Age
                                       66.

FRANK S. HERMANCE                      Chairman of the Board and Chief Executive
Director since 1999                    Officer of AMETEK since January 1, 2001.
                                       President and Chief Executive Officer
                                       from September 1999 to January 2001.
                                       President and Chief Operating Officer
                                       from November 1996 to September 1999.
                                       Director of CTB International Corp. Age
                                       53.

DAVID P. STEINMANN                     A Managing Director of American
Director since 1993                    Securities, L.P. and an executive officer
                                       in the corporate general partner of
                                       several affiliated entities. Age 60.

CLASS III: DIRECTORS WHOSE TERMS CONTINUE UNTIL 2003:

HELMUT N. FRIEDLAENDER                 Private investor.  Age 88.
Director since 1955

JAMES R. MALONE                        Founder and Managing Director of Bridge
Director since 1994                    Associates LLC since June 2000. Chairman
                                       of the Board since December 1996 and
                                       Chief Executive Officer since May 1997 of
                                       Health-Mor Industries. Chairman of the
                                       Board of Anchor Resolution Corp.
                                       (formerly Anchor Glass Container Corp.)
                                       since January 1996. Partner and Managing
                                       Director of Rhone Group LLC from July
                                       1998 to August 1999. Chairman of the
                                       Board of Intek Capital Corp. since
                                       September 1990. Director of AmSouth Bank
                                       N.A. Age 59.

ELIZABETH R. VARET                     A Managing Director of American
Director since 1987                    Securities, L.P. and chairman of the
                                       corporate general partner of several
                                       affiliated entities. Age 58.

CLASS I: DIRECTORS WHOSE TERMS CONTINUE UNTIL 2004:

LEWIS G. COLE                          Partner, Stroock & Stroock & Lavan LLP,
Director since 1987                    Attorneys. Age 71.

CHARLES D. KLEIN                       A Managing Director of American
Director since 1980                    Securities, L.P. and an executive officer
                                       in the corporate general partner of
                                       several affiliated entities. Director of
                                       CTB International Corp. Age 63.

                                BOARD COMMITTEES


AMETEK's Board has an Audit Committee, a Compensation Committee, a Stock Option Committee, a Nominating Committee, and a Pension Investment Committee, all of which are comprised of non-employee directors. In addition, AMETEK has an Executive Committee, which consists of four directors and has limited powers to act on behalf of the Board whenever the Board is not in session.

The Audit Committee reviews with independent auditors the plan for and results of the audit engagement, reviews the scope and results of AMETEK's procedures for internal auditing, reviews the independence of the auditors, considers the range of audit and non-audit services, and reviews the adequacy of AMETEK's system of internal accounting controls. Its report is included on page 12.

The Compensation Committee analyzes and makes recommendations regarding management compensation, periodically reviews management compensation policies and practices, and recommends incentive compensation programs and awards, and officer salary adjustments to the Board of Directors.

The Stock Option Committee administers AMETEK's stock option plans.

The Nominating Committee determines the appropriate size and composition of the Board of Directors, considers qualifications of prospective Board member candidates, conducts research to identify and recommend nomination of suitable candidates, and reviews the experience, background, interests, ability and availability of prospective nominees to meet time requirements of Board of Director and committee membership.

The Pension Investment Committee reviews administration of AMETEK's retirement plans, including compliance, investment manager and trustee performance, and results of independent audits of the plans.

Committee membership as of the Record Date was as follows:

     AUDIT                                   COMPENSATION                         STOCK OPTION
     -----                                   ------------                         ------------
     Sheldon S. Gordon, Chairman             Charles D. Klein, Chairman           Sheldon S. Gordon, Chairman
     Lewis G. Cole                           Sheldon S. Gordon                    James R. Malone
     Helmut N. Friedlaender                  James R. Malone
     James R. Malone                         Elizabeth R. Varet

     NOMINATING                              PENSION INVESTMENT                   EXECUTIVE
     ----------                              ------------------                   ---------
     James R. Malone, Chairman               Lewis G. Cole, Chairman              Frank S. Hermance, Chairman
     Helmut N. Friedlaender                  Sheldon S. Gordon                    Sheldon S. Gordon
     Charles D. Klein                        James R. Malone                      Charles D. Klein
                                             David P. Steinmann                   Elizabeth R. Varet

During 2001 there were six meetings of the Board of Directors, eight meetings of the Audit Committee, five meetings of the Compensation Committee, two meetings of the Stock Option Committee, two meetings of the Nominating Committee, three meetings of the Pension Investment Committee, and six meetings of the Executive Committee.

                             AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors and acts under a written charter first adopted and approved by the Board of Directors in May 2001.

The Audit Committee monitors and oversees AMETEK's financial reporting process on behalf of the Board of Directors as required by The New York Stock Exchange, Inc. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. In fulfilling its responsibilities, the Audit Committee has reviewed with management and the independent auditors the audited financial statements contained in AMETEK's 2001 Annual Report on Form 10-K and in Appendix B to this Proxy Statement. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

In addition, the Committee has discussed with the independent auditors their independence from management and AMETEK, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with their independence.

The Committee discussed with AMETEK's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK's internal controls, and the overall quality of AMETEK's financial reporting. The Committee meets at least three times annually and holds telephone meetings prior to quarterly earnings announcements, as well as special meetings as circumstances warrant.

Audit fees billed by Ernst & Young LLP for the fiscal year 2001 were $526,000. The aggregate fees billed for all other services rendered by Ernst & Young LLP in the 2001 fiscal year were $454,000, including audit-related services of $216,000 and non-audit services of $238,000. Audit-related services generally include fees for employee benefit plan and statutory audits, due diligence reviews pertaining to business acquisitions, consultation on accounting standards, and consents and other matters related to SEC registration statements. Non-audit services generally include consultation related to tax planning and compliance, and other regulatory matters.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as AMETEK's independent auditors for the 2002 fiscal year.


The Audit Committee:
Sheldon S. Gordon, Chairman
Lewis G. Cole
Helmut N. Friedlaender
James R. Malone


April 10, 2002

                            COMPENSATION OF DIRECTORS


Mr. Hermance, the only employee director of AMETEK, receives no additional compensation for serving on the Board or its Committees. Non-employee directors receive $35,000 annually and $2,500 for each of the six regular meetings of the Board of Directors attended. There is no additional compensation for attending Committee meetings.

AMETEK sponsors a retirement plan for directors, under which each non-employee director who has at least three years of service as a director or officer of AMETEK and does not have a benefit under AMETEK's retirement plan, will receive an annual retirement benefit equal to 100% of the highest annual rate of Board fees during the director's service with the Board. The benefit is reduced proportionately if the director has less than five years of service. Retirement benefits are paid from AMETEK's general assets. All non-employee directors have accrued an annual retirement benefit of $50,000. This benefit is not available to persons who first become members of the Board of Directors on or after January 1, 1997.

AMETEK sponsors a Death Benefit Program for directors, under which each non-employee director has an individual agreement that pays the director (or the director's beneficiary in the event of the director's death) an annual amount equal to 100% of the highest annual rate of compensation during the director's service with the Board. The payments are made for ten years beginning at the director's death or the later of retirement or age 70. Directors appointed after January 1, 1989 must complete five years of service as a director before becoming eligible for the benefit payable at the later of retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the directors. In addition, non-employee directors have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances.

                                 STOCK OWNERSHIP


The following table shows the number of shares of AMETEK Common Stock the officers and directors beneficially owned as of February 11, 2002.


                                                                Amount of Shares and
                                                               Nature of Ownership (1)
                                        Sole         Shared
                                       Voting        Voting                                                Percent
                                       and/or        and/or      Right to                                  of Class
                                     Investment    Investment     Acquire        SERP          Total
               Name                     Power        Power          (4)          (5)
                                         (2)          (3)
R. W. Chlebek, Officer                   7,665        --            37,500         5,331         50,496        *

L. G. Cole, Director (6)                15,000       563,318        --            --            578,318      1.8%

H. N. Friedlaender, Director (7)        43,500        30,400        --            --             73,900        *

S. S. Gordon, Director                  40,000        --            --            --             40,000        *

F. S. Hermance,
Director and Officer                   184,085        40,000       288,721        25,508        538,314      1.6%

C. D. Klein, Director (8)               63,000        60,833        --            --            123,833        *

J. R. Malone, Director                  20,000        --            --            --             20,000        *

T. F. Mangold, Jr., Officer             29,562        --            45,034         4,108         78,704        *

J. J. Molinelli, Officer                60,063        --           111,719        10,695        182,477        *

A. J. Neupaver, Officer                 32,193        --           110,711        10,605        153,509        *

D. P. Steinmann, Director (9)           39,700       264,744        --            --            304,444        *

E. R. Varet, Director (10)              64,600       656,737        --            --            721,337      2.2%

Directors and Executive                637,565       853,899       660,683        58,658      2,210,805      6.7%
Officers as a Group (15 persons)
including individuals named above


*Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2) Shares held in the individual's name, individually or with others, or in the name of a bank, broker or nominee for the individual's account, where the officer or director has sole voting and/or investment power.

(3) Other shares where the officer or director has shared voting and/or investment power.

(4) Shares the officers have a right to acquire through stock option exercises within 60 days of February 11, 2002.

(5) Shares deemed held for the account of the individual under the Supplemental Executive Retirement Plan (described in more detail on page
      25).

(6) Mr. Cole has shared voting and investment power with respect to 563,318 shares, as to 505,184 shares of which such power is shared with Ms. Varet and others, and as to 58,134 shares of which such power is shared with Mr. Steinmann and others. Mr. Cole disclaims beneficial ownership of such shares.

(7) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.

(8) Includes 2,000 shares owned by Mr. Klein's children either through a trust or a custodial relationship for which Mr. Klein's wife is the trustee and/or custodian and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 60,833 shares, as to 58,833 shares of which such power is shared with Mr. Steinmann and others.

(9) Includes 7,424 shares of which 5,200 shares are owned by Mr. Steinmann's wife and 2,224 shares are owned by Mr. Steinmann's adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 264,744 shares, as to 140,353 shares of which such power is shared with Ms. Varet and others, as to 58,833 shares of which such power is shared with Mr. Klein and others, and as to 58,134 shares of which such power is shared with Mr. Cole and others.

(10) Includes 11,200 shares of which 10,000 shares are owned by a trust of which Ms. Varet's husband is a beneficiary and 1,200 shares are owned by Ms. Varet's adult children and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 656,737 shares, as to 505,184 shares of which such power is shared with Mr. Cole and others, and as to 140,353 shares of which such power is shared with Mr. Steinmann and others.

                           OTHER BENEFICIAL OWNERSHIP


The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 29, 2002.



            Name and Address of                   Nature of Beneficial                                     Percent
              Beneficial Owner                          Ownership                  Amount of Shares        of Class
              ----------------                          ---------                  ----------------        --------
Fidelity Management & Research Corp.
82 Devonshire Street
Boston, MA  02109-3614                        Sole dispositive power..........            932,330*

Fidelity Management Trust Co.
82 Devonshire Street                          Sole voting and dispositive
Boston, MA  02109-3614                        power............................           896,600

Fidelity International Limited
Pembroke Hall, 42 Crow Lane                   Sole voting and dispositive
Hamilton, Bermuda                             power............................            28,300
===================================================================================================================
                                                    TOTAL (1)................           1,857,230             5.67%
===================================================================================================================
Gabelli Funds LLC
One Corporate Center                          Sole voting and dispositive
Rye, NY  10580-1434                           power......................(2)              605,300

GAMCO Investors, Inc.                         Sole voting power for
One Corporate Center                          3,460,758 shares, and sole
Rye, NY  10580-1434                           dispositive power........(2)              3,560,658

Gabelli & Company, Inc.
One Corporate Center                          Sole voting and dispositive
Rye, NY  10580-1434                           power.....................(3)                   100
===================================================================================================================
                                                    TOTAL....................           4,166,058            12.70%
===================================================================================================================


*  Voting power resides with Fidelity Funds' Board of Trustees.

(1)   Based on Schedule 13(G/A) filed on February 13, 2002.

(2)   Based on Schedule 13(F-HR) filed on February 14, 2002.

(3)   Based on Schedule 13(D) filed on March 5, 2001.

                               EXECUTIVE OFFICERS


Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

              NAME                      AGE                 PRESENT POSITION WITH AMETEK
              ----                      ---                 ----------------------------
Frank S. Hermance                        53        Chairman of the Board and Chief Executive Officer
John J. Molinelli                        55        Executive Vice President - Chief Financial Officer
Albert J. Neupaver                       51        President - Electromechanical Group
Robert W. Chlebek                        58        President - Electronic Instruments
Thomas F. Mangold, Jr.                   56        President - Electronic Instruments
Robert R. Mandos, Jr.                    43        Vice President and Comptroller
Deirdre D. Saunders                      54        Vice President and Treasurer
Donna F. Winquist                        52        Vice President and General Counsel

FRANK S. HERMANCE'S employment history with AMETEK and other directorships currently held are included under the section "Election of Directors" on page 10.

JOHN J. MOLINELLI was elected Executive Vice President - Chief Financial Officer on April 22, 1998. Previously he had served as Senior Vice President - Chief Financial Officer since April 1994.

ALBERT J. NEUPAVER was elected President - Electromechanical Group on January 10, 1997, and was elected President of the former Industrial Materials Group on September 23, 1994.

ROBERT W. CHLEBEK was elected President - Electronic Instruments on March 1, 1997. Prior to joining AMETEK, Mr. Chlebek had been President of Philips Components North America, a subsidiary of Philips Electronics, N.V. since 1993.

THOMAS F. MANGOLD, JR. was elected President - Electronic Instruments on October 5, 1999. He served as General Manager of the Process and Analytical Instruments Division from June 1986 to October 1999. Mr. Mangold was elected a Corporate Vice President in 1988.

ROBERT R. MANDOS, JR. was elected Vice President and Comptroller of AMETEK on April 22, 1998. He has served as Comptroller of AMETEK since April 1996.

DEIRDRE D. SAUNDERS was elected Vice President on July 30, 1997. She has served as Treasurer since April 1993.

DONNA F. WINQUIST was elected Vice President and General Counsel on July 19, 2000. She has served as a Vice President since July 30, 1997 and was Corporate Secretary from May 1, 1997 to July 19, 2000. Since December 1994, and prior to her appointment as General Counsel, she served as Corporate Counsel.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                     Other       Restricted          Shares        All Other
        Name and                            Salary     Bonus         Annual         Stock          Underlying     Compensation
   Principal Position                Year    ($)        ($)       Compensation    Award(s)        Options/SARs        ($)
                                                                      ($)            ($)              (#)             (1)
------------------------------------------------------------------------------------------------------------------------------
F.S. Hermance                       2001    540,000    345,500         --             --               --            105,342
   Chairman of the Board            2000    450,000    600,000         --         3,675,000(2)       80,000          116,392
   and Chief Executive Officer      1999    396,000    400,000         --             --            150,000           87,009



J.J. Molinelli                      2001    264,000    130,000         --             --             32,500           37,006
   Executive Vice                   2000    252,500    200,000         --             --             32,500           40,697
   President -                      1999    241,000    192,000         --             --             30,000           40,143
   Chief Financial Officer


A.J. Neupaver                       2001    270,000    117,000         --             --             32,500           35,306
   President -                      2000    258,000    200,000         --             --             32,500           39,949
   Electromechanical Group          1999    248,000    188,000         --             --             30,000           39,767


R.W. Chlebek                        2001    255,000     49,500         --             --             25,000           45,582
   President -                      2000    246,500    165,000         --             --             30,000           44,377
   Electronic Instruments           1999    237,000    185,000         --             --             22,500           23,395


T.F. Mangold, Jr.                   2001    222,000     70,000         --             --             22,500           19,594
   President -                      2000    210,000    130,000         --             --               --             24,132
   Electronic Instruments           1999    178,875     95,000         --             --             37,000           17,081



(1) The amounts reported represent AMETEK's contribution ($1,200 each) to the AMETEK Retirement and Savings Plan for each of the named executive officers listed above, the value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers, the amount contributed for Mr. Chlebek under the Retirement Feature of the AMETEK Retirement and Savings Plan ($8,592), and the value of contributions under the Supplemental Executive Retirement Plan ("SERP") (described in more detail on page 25).

(2) On December 15, 2000, Mr. Hermance was granted 150,000 shares of restricted Common Stock. These shares become vested on the earliest to occur of (a) the closing price of AMETEK's Common Stock on any five consecutive trading days equaling or exceeding $40 per share, (b) the death or disability of Mr. Hermance, or (c) December 15, 2006 provided Mr. Hermance has been in the continuous employ of AMETEK through that date. The value of this restricted stock reported in the table was $24.50 per share, the closing price of AMETEK's Common Stock on the date of grant. The aggregate value on December 31, 2001 was $4,783,500, based on AMETEK's year-end closing stock price of $31.89. Cash dividends will be earned but will not be paid until the restricted stock vests. (See additional discussion of Termination and Change-of-Control Agreement beginning on page 27).

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION


The following report, submitted by the Compensation Committee of the Board of Directors, provides information regarding policies and practices concerning compensation for the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

                              COMPENSATION OVERVIEW

      The Compensation Committee recommends to the Board of Directors (a) executive compensation arrangements for senior management and directors, and (b) compensation plans in which officers and employees are eligible to participate. The Stock Option Committee approves, and then submits for ratification to the Board of Directors, grants of stock options and restricted stock awards under AMETEK's stock plans.

      The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms.Varet, are non-employee directors of AMETEK. The members of the Stock Option Committee, Messrs. Gordon and Malone, are directors and have no other affiliation with AMETEK.

      Executive compensation consists of three principal elements: (a) salary,
      (b) annual incentive bonus and (c) grants of stock options and/or restricted stock. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.

      Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of peer companies used in the Stock Performance Graph set forth on page 26 and for certain other companies identified by an independent employee benefits consulting firm engaged by AMETEK.

                     REQUIRED STOCK OWNERSHIP FOR EXECUTIVES

      The Compensation Committee and the Stock Option Committee believe that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK's profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders, providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Mr. Hermance has exceeded his required AMETEK stock ownership level of five times base salary, and Messrs. Molinelli, Neupaver and Mangold have each exceeded their required AMETEK stock ownership level of three times base salary. The other executive officers have either achieved their required stock ownership level or continue to make progress towards this goal.

                                     SALARY

      The salary level for each AMETEK executive officer is based principally on the executive's responsibilities. Consideration also is given to factors such as the individual's experience and performance, salaries paid to executive officers by comparable companies, and the cost of living in the geographic area where the executive is located. When determining adjustments to each executive officer's salary, consideration also is given to prevailing economic conditions, the adjustments being given to other employees within AMETEK, and achievement of performance objectives. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for each position at comparable companies.

                             ANNUAL INCENTIVE BONUS

      Bonuses are viewed as incentive rewards for individual contributions to AMETEK's performance, based not only on short-term results but also investments made in the future growth of AMETEK's profits. In 2001 the method of computation of the annual incentive bonus changed. AMETEK's diluted earnings per share, the operating profit of the business unit an executive is responsible for, and other goals, including asset management improvement, as established by the Chief Executive Officer and the Compensation Committee were used in determining performance. Bonuses are leveraged, which means that amounts paid for over- or underperformance to targets could be significantly higher or lower than the targeted bonus level. The Chairman and Chief Executive Officer reviews AMETEK's performance and the individual contribution of each executive officer against established targets and makes recommendations to the Compensation Committee with respect to the appropriate bonus amount to be awarded to each individual for that year. The Compensation Committee then meets with the Chairman and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and presents its recommendations to the Board of Directors, which then discusses and votes upon the bonuses.

      Since AMETEK did not achieve the goal established by the Compensation Committee for diluted earnings per share and, in certain instances, operating profit goals for individual business units, bonuses are down significantly in 2001, versus 2000.

                    STOCK OPTIONS AND RESTRICTED STOCK AWARDS

      Awards of stock options and/or shares of restricted stock are considered an important complement to the cash elements of AMETEK's executive officers' compensation because they align the executives' interests with the shareholders' interests. A principal factor influencing the market price of AMETEK's stock is AMETEK's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options to AMETEK's executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK's performance. The plans under which such awards are made have been approved by AMETEK's shareholders. The exercise price of options equals the mean market price of AMETEK's stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK's stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares for a specified period following the date of the award. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When considering whether to make grants of stock options or awards of restricted stock, and the size of such awards, the Stock Option Committee reviews practices of other comparable companies as well as individual performance-related criteria, and takes into consideration the effect such awards might have on AMETEK's long-term performance and creation of shareholder value.

                           MR. HERMANCE'S COMPENSATION

      In determining the appropriate levels for Mr. Hermance's 2001 base salary and bonus, the Compensation Committee considered the same factors it considered when setting compensation levels for AMETEK's other executive officers. The Compensation Committee also considered the major initiatives and programs commenced or furthered under Mr. Hermance's leadership during 2001. Among the achievements in 2001 under Mr. Hermance's leadership:

      (a) AMETEK performed well in a very difficult economic environment. Before unusual items, AMETEK's income rose 3% to $70.8 million and diluted earnings per share were up slightly at $2.12 from $2.11 in 2000. AMETEK's performance confirms the soundness of the business strategies developed and implemented under Mr. Hermance's guidance.

      (b) AMETEK continued to enhance long-term shareholder value through its Four Growth Strategies: Acquisitions & Alliances, Operational Excellence, Global & Market Expansion, and New Products.

            - AMETEK completed three strategic acquisitions during 2001: GS Electric, EDAX and Instruments for Research and Applied Science (IRAS), with combined annual revenues of nearly $150 million. These acquisitions extend AMETEK's served markets, technology base, and product offering.

            - AMETEK's focus on Operational Excellence was evidenced by strong cost control and manufacturing process improvements. Net margins increased from 6.7% in 2000 to 7.0% in 2001, despite the global recession.

            -     AMETEK continued to expand internationally.

                  - In 2001, AMETEK shifted additional production to low-cost locales. At the end of 2001, revenue generated in low-cost locales was approximately 15% of total revenue, up from less than 10% in 2000. During 2001, AMETEK completed expansions at its facilities in Mexico and the Czech Republic.

                  - The 2001 acquisitions of EDAX and IRAS also expanded AMETEK's international presence through their significant international operations.

            - A number of new products were introduced over the past year that contributed to AMETEK's growth in revenue and earnings.

      Certain personal criteria also were reviewed in determining Mr. Hermance's compensation, such as his 11 years of service with AMETEK, including completion of his first year as Chairman of the Board, and his previous service as an officer of AMETEK. The Compensation Committee also evaluated data regarding CEO compensation practices of comparable companies (which were referred to previously) so that Mr. Hermance's total compensation would be in line with that of CEOs of such other companies. In addition, in determining Mr. Hermance's bonus, the Compensation Committee considered progress towards goals established for Mr. Hermance. That included AMETEK not achieving in 2001 the goal established by the Compensation Committee for diluted earnings per share.

                                 SECTION 162(m)

      Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. AMETEK's policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, AMETEK has taken action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes that it is in the interest of AMETEK to do so.



                                         Compensation Committee of the Board:

                                         Charles D. Klein, Chairman
                                         Sheldon S. Gordon
                                         James R. Malone
                                         Elizabeth R. Varet

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


The following table provides details regarding stock options granted to the named executive officers in 2001. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates.

                         STOCK OPTION/SAR GRANTS IN 2001

                                                                                             Potential
                                                                                        Realizable Value at
                                                                                          Assumed Annual
                                                                                           Rate of Stock
                                                                                        Price Appreciation
                                 Individual Grants                                      for Option Term(1)


                                         Percent of
                         Number of          Total
                          Shares        Options/SARs
                        Underlying       Granted to      Exercise
Name                   Options/SARs     Employees in       Price       Expiration
                       Granted(#)(2)     Fiscal Year      ($/Sh)          Date         5% ($)        10% ($)
----------------------------------------------------------------------------------------------------------------
F.S. Hermance             --                   --           --             --            --             --

J.J. Molinelli            32,500              6.43       $26.285        5/21/2008      347,771        810,453

A.J. Neupaver             32,500              6.43       $26.285        5/21/2008      347,771        810,453

R.W. Chlebek              25,000              4.94       $26.285        5/21/2008      267,516        623,426

T.F. Mangold, Jr.         22,500              4.45       $26.285        5/21/2008      240,764        561,083

(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

(2) The options granted in 2001 are exercisable after the first anniversary of the date of grant (May 22, 2001) during each of the four succeeding 12-month periods only to the extent of 25% of the total number of shares optioned. Optioned shares, which may have been but were not purchased during any one 12-month period, may be purchased during any one or more succeeding 12-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, normal retirement, or termination of employment in connection with a change in control. No SARs were granted in 2001.

The following table shows stock options and stock appreciation rights exercised by the named executive officers during 2001 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 2001, and the value of "in-the-money" stock options on December 31, 2001, which represents the positive difference between the market price of AMETEK's Common Stock and the exercise price of such options.

                     AGGREGATE OPTION/SAR EXERCISES IN 2001
                   AND OPTION/SAR VALUES AT DECEMBER 31, 2001

                                                              Number of Shares              Value of Unexercised
                                                           Underlying Unexercised               In-the-Money
                            Shares                                Options                         Options
                         Acquired On        Value           at December 31, 2001          at December 31, 2001 ($)
         Name            Exercise (#)   Realized ($)   Exercisable     Unexercisable   Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------
F.S. Hermance                29,439        435,469         288,721         147,500       3,788,445       1,319,225
J.J. Molinelli                  --             --          111,719          79,375       1,466,495         668,611
A.J. Neupaver                31,068        458,881         110,711          79,375       1,402,246         668,611
R.W. Chlebek                 28,043        249,128          37,500          65,000         254,835         556,708
T.F. Mangold, Jr.            23,026        362,691          45,034          43,500         557,343         344,567

                       DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                               PENSION PLAN TABLE

                                                         Annual Benefits Based On
                                               Years of Service at Normal Retirement Age (1)
-----------------------------------------------------------------------------------------------------------------
      Average
   Compensation              15                  20                 25                  30                 35
-----------------------------------------------------------------------------------------------------------------
       $150,000             58,000              61,800              65,600             65,600              65,600
        200,000             78,400              83,500              88,600             88,600              88,600
        250,000             98,800             105,100             111,500            111,500             111,500
        300,000            119,200             126,800             134,500            134,500             134,500
        350,000            139,600             148,500             157,400            157,400             157,400
        400,000            160,000             170,200             180,400            180,400             180,400
        450,000            180,400             191,800             203,300            203,300             203,300
        500,000            200,800             213,500             226,300            226,300             226,300
        550,000            221,200             235,200             249,200            249,200             249,200
        600,000            241,600             256,900             272,200            272,200             272,200
        650,000            262,000             278,500             295,100            295,100             295,100
        700,000            282,400             300,200             318,100            318,100             318,100

(1) Benefit amounts assume a participant reaches age 65 in 2002; for younger participants, the benefit amounts are less than the amounts indicated above.

At December 31, 2001, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Hermance-11; Mr. Molinelli-32, Mr. Neupaver-24, and Mr.

Mangold-28. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan. Participants receive an annual contribution of between 3% and 8% of their compensation depending on their age and service with AMETEK.

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($170,000 for 2001) is not taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation.

Pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan (the "SERP"), AMETEK agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon termination of employment or retirement, shall be distributed in kind. An executive's right to a benefit under the SERP becomes non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan (or the Retirement Feature of the AMETEK Retirement and Savings Plan) becomes non-forfeitable.

For retirements occurring in 2002, the maximum annual pension benefit payable at normal retirement age is restricted by law to the greater of $160,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $160,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

                            STOCK PERFORMANCE GRAPH

The following graph and accompanying table compare the cumulative total shareholder return for AMETEK for the five years ended December 31, 2001 to that of the Russell 2000 Index and the Dow Jones Electrical Components and Equipment Industry Group ("DJEE"). The performance graph and table assume the investment of $100 on December 31, 1996 and the reinvestment of all dividends.

                                  [LINE CHART]


                            1996         1997          1998        1999         2000         2001
                            ----         ----          ----        ----         ----         ----
AMETEK, Inc.            $   100.00   $   147.42   $   123.06   $   106.37   $   146.51   $   181.61
RUSSELL 2000                100.00       122.36       119.25       144.60       140.23       143.71
Peer Group (DJEE)*          100.00       113.58       127.12       187.34       126.42        89.23

* Peer group includes AMETEK.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Gordon, Klein, Malone and Ms. Varet comprise the Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm. The investment banking firm of American Securities, L.P., and affiliates of American Securities, L.P., rendered during 2001 and continue to render financial advisory, investment management and other services to AMETEK. American Securities, L.P. is owned indirectly by Ms. Varet and members of her family through family trusts of which Ms. Varet and Mr. Cole are co-trustees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered during 2001 and continues to render legal services for AMETEK and its subsidiaries.

                        COMPLIANCE WITH SECTION 16(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK's directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than 10% of AMETEK's Common Stock; to AMETEK's knowledge, there currently are no holders under Section 16(a) of more than 10% of AMETEK's Common Stock. To AMETEK's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 2001, AMETEK's officers and directors were in compliance with all Section 16(a) filing requirements.

               EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                         CHANGE-OF-CONTROL ARRANGEMENTS

AMETEK has in place change-of-control agreements with all of its executive officers other than Mr. Hermance, who is covered by a separate arrangement described in the following paragraphs. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive's compensation and benefits. Under the agreements, the sum of the executive's prior year's salary, plus the greater of (a) the current year's bonus, or (b) the average of the two prior years' bonuses (all as limited under Section 280G of the Code) will be continued for a period of one, two or three years (as defined in each executive's agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years or the executive's death, whichever is earlier, or in the event that the executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control. For purposes of the agreements, a Change of Control means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), or a merger or consolidation, after which the shareholders of AMETEK do not own or control at least 50% of the voting stock of AMETEK, or any sale or other disposition of all or substantially all of AMETEK's assets, or an approved plan of liquidation. Each of the executive officers named in the Summary Compensation Table on page 18 (other than Mr. Hermance) would be entitled to three times their compensation in the event of a Change of Control.

As of December 15, 2000, AMETEK entered into a Termination and Change-of-Control Agreement with Mr. Hermance to assure his continued dedication in the event of a Change of Control and to provide security to Mr. Hermance in the event his employment is terminated by AMETEK or a successor without cause or by Mr. Hermance for good reason.

For the purposes of this Agreement, Change of Control means substantially the same as when applied to other executive officers, as described above, but also includes certain changes in the composition of the Board of Directors and certain additional acquisitions of AMETEK or its shares.

In the event of his termination, prior to and not in anticipation of a Change of Control, Mr. Hermance will receive a severance payment in an amount equal to two times his annual base salary for the preceding year, and two times (a) his current year's targeted bonus (if established) or (b) the average of his bonuses for the two preceding years. In addition, his health, disability insurance and death benefits will be continued under the same terms as are provided for other executives as described above, but for a period of two years only, and certain other executive perquisites will be continued for up to two years.

If Mr. Hermance is employed by AMETEK at the date of a Change of Control, or has been terminated without cause or resigned for good reason in anticipation of the Change of Control, AMETEK will pay Mr. Hermance an amount equal to the fair market value of any non-vested restricted stock (see page 18, footnote (2)). That amount may be reduced to an amount which maximizes the aggregate net amount available to Mr. Hermance from all "parachute payments," as defined in Section 280G of the Code, after reduction for all taxes. The shares of restricted stock for which payment is made will then be forfeited. Mr. Hermance will retain any remaining shares of restricted stock which will continue to vest in accordance with their original terms.

If Mr. Hermance's employment is terminated by the Company without cause or by Mr. Hermance for good reason, in anticipation of, upon or at any time following a Change of Control, Mr. Hermance has agreed for a period of up to three years not to compete, directly or indirectly, with any business then conducted by AMETEK and not to solicit any AMETEK employee to become an employee of any other entity, in exchange for which Mr. Hermance will be paid, with respect to the period covered by the non-competition/non-solicitation agreement, an amount equal to his estimated total compensation (salary, bonus and long-term incentive compensation) for the period. In such event, AMETEK will continue Mr. Hermance's health, disability insurance and death benefits, as well as certain executive perquisites, in the same manner as provided above, except that health benefits will continue for a period of up to ten years. In the circumstances described in this paragraph, any restricted stock remaining unvested at the time Mr. Hermance's employment terminates will be forfeited.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Hermance, Molinelli, Neupaver, and Mangold are participants.

Pre- and post-retirement life insurance coverage and supplemental retirement income are provided to Mr. Chlebek under a Supplemental Senior Executive Split Dollar Death Benefit Plan. To fund these benefits, AMETEK has purchased a split-dollar life insurance policy. AMETEK pays the majority of the premium costs with Mr. Chlebek paying approximately $500 per year. Pre-retirement death benefits include a $490,000 lump sum payment to his beneficiary and an annual payment of $70,000 commencing ten years after his death and ending on the date Mr. Chlebek would have attained age 80. Upon Mr. Chlebek's attainment of age 65,

AMETEK will withdraw from the policy an amount equal to the amount of premiums paid, and he will become the owner of the policy, which is targeted to have a value of approximately $300,000 to $350,000 at age 65. In the event Mr. Chlebek terminates employment prior to age 65, he can either purchase the policy from AMETEK or terminate the agreement.


               SHAREHOLDER PROPOSALS FOR THE 2003 PROXY STATEMENT

Proposals of shareholders intended to be presented at AMETEK's 2003 Annual Meeting of Shareholders must be received by AMETEK at its executive offices on or prior to December 21, 2002 to be eligible for inclusion in the proxy material to be used in connection with the 2003 Annual Meeting.

                                         By order of the Board of Directors
                                         KATHRYN E. LONDRA
                                         Corporate Secretary

Dated:  Paoli, Pennsylvania
        April 10, 2002

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
                            2002 STOCK INCENTIVE PLAN
                                 OF AMETEK, INC.

1. Purpose. The purpose of this Stock Incentive Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by key employees and Directors of the Corporation and its Affiliates upon whose judgment and keen interest the Corporation is largely dependent for the successful conduct of its operations, and by providing such key employees and Directors with incentives to maximize the success of the Corporation. It is anticipated that the acquisition of such proprietary interest in the Corporation and such incentives will strengthen the desire of such key employees and Directors to remain with the Corporation as well as that such incentives and the opportunity to acquire such a proprietary interest will enable the Corporation and its Affiliates to attract desirable personnel and Directors.

2. Definitions. When used in this Plan, unless the context otherwise requires:

            (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

            (b) "Affiliate" shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For this purpose, 50% general voting power of an incorporated entity, or 50% profits interest of an unincorporated entity, as the case may be, shall constitute control.

            (c) "Board of Directors" shall mean the Board of Directors of the Corporation as constituted at any time.

            (d) "Chairman of the Board" shall mean the person who at the time shall be Chairman of the Board of Directors of the Corporation.

            (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (f) "Committee" shall mean the Stock Option Committee, a sub-committee of the Compensation Committee of the Board of the Corporation and hereinafter described in Section 4.

            (g)   "Corporation" shall mean AMETEK, Inc.

            (h) "Fair Market Value" shall mean the average of the high and low sales prices on the stock exchange or market on which the Shares are primarily traded on the date as of which such value is being determined or, if there shall be no sale on that date, then on the last previous day on which a sale was reported.

            (i) "Incentive Award" shall mean an Option, Phantom Stock Award, Restricted Stock Award, or Rights granted pursuant to the Plan.

            (j)   "Incentive Stock Option" shall mean an option as defined under
                  Section 422 of the Code and regulations promulgated thereunder.

            (k) "Mature Shares" shall mean shares that a holder has beneficially owned for at least six months.

            (l) "Non-Employee Director" shall mean a Director of the Corporation and/or its Affiliates who is not also an employee of the Corporation and/or its Affiliates.

            (m) "Non-Qualified Stock Option" shall mean an Option other than an Incentive Stock Option.

            (n) "Options" shall mean the stock options granted pursuant to the Plan, including Non-Qualified Stock Options and Incentive Stock Options, which shall entitle the holder thereof to purchase Shares from the Corporation for such price and at such times as the Committee shall determine at the time the Options are granted, subject to the terms and conditions of the Plan.

            (o) "Phantom Stock Award" shall mean an Award granted in accordance with the provisions of Section 11 hereof, which shall entitle the holder thereof to receive from the Corporation cash or Shares, or a combination of cash and Shares, based upon the Fair Market Value of Shares at the time of the expiration of the vesting period under such Award, subject to the terms and conditions of the Plan.

            (p) "Phantom Stock Units" shall mean the units of Phantom stock credited to the holder of a Phantom Stock Award, each of which units shall be a fictitious share of common stock which is the equivalent of one Share.

            (q)   "Plan" shall mean the 2002 Stock Incentive Plan of AMETEK,
                  Inc.

            (r) "Restricted Shares" shall mean the Shares issued as a result of a Restricted Stock Award.

            (s) "Restricted Stock Award" shall mean a grant of Shares or of the right to purchase Shares pursuant to Section 10 hereof. Such Shares, when and if issued, shall be subject to such transfer restrictions and risk of forfeiture as the Committee shall determine at the time the Award is granted, or as specified in subsection (a)(iv) of Section 10 hereof, until such specific conditions are met. Such conditions may be based on continuing employment (or services) or achievement of pre-established performance objectives, or both.

            (t) "Rights" shall mean stock appreciation rights granted pursuant to the Plan, which shall entitle the holder thereof to receive from the Corporation cash or Shares or a combination of cash and Shares based upon the excess of the Fair Market Value of Shares at the time of exercise over the purchase price of the Shares subject to the related Option, or the Fair Market Value of Shares on the date the Rights were granted, as the case may be, subject to the terms and conditions of the Plan.

            (u)   "Share" shall mean a share of common stock of the Corporation.

3. Shares Subject to the Plan. Subject to the provisions of Section 16 hereof, the aggregate number of Shares that may be subject to Options, Phantom Stock Awards (other than any Phantom Stock Awards which are payable only in cash), Restricted Stock Awards and Rights shall not exceed 2,000,000, which Shares may be either Treasury Shares or authorized but unissued Shares. A maximum of 15% of the aggregate number of Shares, or 300,000 Shares, may be awarded to any single individual during the duration of the Plan. A maximum of 10% of the aggregate number of Shares, or 200,000 Shares, may be awarded as Restricted Shares, Rights, Phantom Stock Awards and Phantom Stock Units. A maximum of 3% of the aggregate number of shares or 60,000 Shares, may be awarded, in the aggregate, as Restricted Stock Awards with vesting periods of less than 3 years. A maximum of 10% of the aggregate number of Shares, or 200,000 Shares, may be awarded to Non-Employee Directors during the duration of the Plan. In the event the Corporation adopts a stock purchase plan for the benefit of its employees, the shares of common stock awarded under that plan shall further reduce the aggregate number of Shares available under this Plan. If the Shares that would be issued or transferred pursuant to any such Incentive Award are not issued or transferred and cease to be issuable or transferable for any reason (including the extent to which payment pursuant to a Phantom Stock Award is made in cash), or if Restricted Shares issued pursuant to a Restricted Stock Award are forfeited, the number of Shares subject to such Incentive Award will no longer be charged against the limitation provided for herein (even if the holders had voting or dividend rights with regard to the Shares) and may again be made subject to Incentive Awards; provided, however, that Shares as to which an Option has been surrendered in connection with the exercise of a related Right shall not again be available for the grant of any further Incentive Awards. Notwithstanding the preceding, with respect to any Option or Right granted to any person who is a "covered employee" as defined in Section 162(m) of the Code that is canceled (other than with respect to the exercise of a related Right or Option) or as to which the exercise price or base value is reduced, the number of shares subject to such Option or Right shall continue to be counted, in accordance with said Section 162(m) and regulations promulgated thereunder, against the maximum number of Shares which may be the subject of Incentive Awards granted to such person.

4. Committee. The Plan shall be administered by a Committee which shall consist of at least two Directors, all of whom shall be "outside directors" as defined under Section 162(m) of the Code and related Treasury regulations and all of whom shall be "Non-Employee Directors" as defined under Rule 16b-3 under the Act. The members of the Committee shall be selected by the Board of Directors. If a member of the Committee, for any reason, shall cease to serve, the vacancy may be filled by the Board of Directors. Any member of the Committee may be removed at any time, with or without cause, by the Board of Directors. The Chairman of the Committee shall be designated by the Board of Directors, and meetings of the Committee may be called at any time by its Chairman or upon written request of a majority of the members of the Committee, provided that meetings may be held at any time without notice if all the members are present or if at any time before or after the meeting those not present waive notice of the meeting in writing. Subject to the preceding provision, at least one day's notice of the meeting shall be given in person or by telephone, letter, fax, telegram or cablegram. At all meetings of the Committee, a majority of the members of the Committee at the time of such meeting shall be necessary to constitute a quorum. Any act of a majority of the quorum present at a meeting shall be the act of the Committee.

5. Participants. All key employees of the Corporation and its Affiliates shall be eligible to receive Incentive Awards under the Plan. The persons to whom Incentive Awards are to be offered under the Plan and the number of Shares with respect to which Incentive Awards are to be granted to each such person shall be determined by the Committee in its sole discretion subject, however, to the terms and conditions of the Plan. Each Non-Employee Director whose initial election to the Board of Directors is on or after the date of the adoption of the Plan by the Board of Directors (other than any Non-Employee Director who is a partner of the law firm then retained as general outside counsel to the Corporation) shall be granted, as of the date such Director becomes a member of the Board of Directors, a Non-Qualified Stock Option to purchase 20,000 Shares. The Non-Qualified Stock Option shall expire seven (7) years from the date of grant and shall be exercisable by such Non-Employee Director after the first anniversary of the date of grant, during each of the four succeeding twelve
(12)-month periods only to the extent of 5,000 Shares. In addition, the Committee in its sole discretion may grant to any Non-Employee Director (other than any Non-Employee Director who is a partner of the law firm then retained as general outside counsel to the Corporation) a Non-Qualified Stock Option to purchase a number of Shares determined by the Committee. Subject to Section 13 hereof, optioned Shares which may have been but were not purchased during any one twelve (12)-month period may be purchased during any one or more succeeding twelve (12)-month periods until expiration. Payment for the stock purchased pursuant to the exercise of the Option shall be made in full at the time of the exercise of the Option by cash, by check payable to the order of the Corporation, or by the delivery to the Corporation of Mature Shares which shall be valued at their fair market value on the date of exercise of the Option.

6. Grant of Options. The number of Options to be granted to any eligible person shall be determined by the Committee in its sole discretion. At the time an Option is granted, the Committee may, in its sole discretion, designate whether such Option (a) is to be considered as an Incentive Stock Option, or (b) is to be treated as a Non-Qualified Stock Option for purposes of this Plan and the Code, or (c) is in part to be considered as an Incentive Stock Option and in part to be treated as a Non-Qualified Stock Option for purposes of this Plan and the Code; provided, however, that no Incentive Stock Option may be granted after March 12, 2012.

Notwithstanding any other provision of this Plan to the contrary, to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the Shares with respect to which Options which are designated as Incentive Stock Options (and any other incentive stock options granted to an employee after 1986 under any other incentive stock option plan maintained by the Corporation or any Affiliate that meets the requirements of Section 422 of the Code) first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. This paragraph shall be applied by taking options into account in the order in which they are granted.

Nothing herein contained shall be construed to prohibit the granting of Options at different times to the same person.

The form of Option shall be as determined from time to time by the Committee. A certificate of Option signed by the Chairman of the Board or the President or a Vice President, attested by the Treasurer or an Assistant Treasurer, or Corporate Secretary or an Assistant Secretary of the Corporation having the seal of the Corporation affixed thereto, shall be delivered to each person to whom an Option is granted.

7. Grant of Rights. The Committee shall have the authority in its discretion to grant to any eligible person Rights which may be granted separately or in connection with an Option (either at the time of grant or at any time during the term of the Option; provided, however, that in the case of an Incentive Stock Option, Rights may be granted only at the time the Incentive Stock Option is granted). Rights granted in connection with an Option, shall be granted with respect to the same number of Shares then covered by the Option, subject to adjustment pursuant to the provisions of Section 16 hereof, and may be exercised as determined by the Committee in its discretion at the time of the grant of the Rights, either in conjunction with, or as an alternative to, the exercise of the related Option.

Conjunctive Rights granted in connection with an Option shall entitle the holder thereof to receive payment from the Corporation, determined as hereinafter provided, only if and to the extent that the related Option is exercisable and is exercised. Upon any exercise of an Option in respect of which conjunctive Rights shall have been granted, the holder of the Rights shall be entitled to receive payment of an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date of such exercise over the purchase price per Share payable upon exercise of the related Option (the "Price Spread"), or a portion of the Price Spread determined by the Committee at the time of grant, by (ii) the number of Shares in respect of which the related Option shall have then been so exercised; provided, however, that the amount of the payment which a holder of such Rights shall be entitled to receive upon any exercise of the Rights shall in no event exceed two times the aggregate purchase price payable by such holder for the Shares in respect of which the related Option shall have then been so exercised.

Alternative Rights granted in connection with an Option shall entitle the holder thereof to receive payment from the Corporation, determined as hereinafter provided, only if and to the extent that the related Option is exercisable, by surrendering the Option with respect to the number of Shares as to which such Rights are then exercised. Such Option, to the extent surrendered, shall be deemed exercised. Upon any exercise of alternative Rights, the holder thereof shall be entitled to receive payment of an amount equal to the product obtained by multiplying (i) the Price Spread, or a portion of the Price Spread determined by the Committee at the time of grant, by (ii) the number of Shares in respect of which the Rights shall have then been so exercised. Alternative Rights granted in connection with an Incentive Stock Option shall not be exercisable unless the Price Spread exceeds zero. Rights granted without relationship to an Option shall be exercisable as determined by the Committee, but in no event after seven (7) years from the date of grant. Such Rights shall entitle the holder, upon the exercise thereof, to receive payment from the Corporation of an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date of such exercise over the Fair Market Value of one Share on the date the Rights were granted (the "Value Spread"), or a portion of the Value Spread determined by the Committee at the time of grant, by (ii) the number of Shares in respect of which the Rights shall have then been so exercised.

Notwithstanding anything contained herein, the Committee may, in its sole discretion, limit the amount payable upon the exercise of Rights. Any such limitation shall be determined as of the date of grant and noted on the certificate evidencing the grant of the Rights.

Payment of the amount determined hereunder upon the exercise of conjunctive Rights or Rights granted without relationship to an Option shall be made solely in cash. At the holder's election, payment of the amount determined hereunder upon the exercise of alternative Rights granted in connection with an Option may be made solely in cash, or solely in Shares valued at their Fair Market Value on the date of exercise of the Rights, or in a combination of cash and Shares. Notwithstanding any other provision of the Plan or of any Option or Rights, upon the exercise of such alternative Rights, the Committee shall have the power at its discretion to disapprove the holder's election as to the form (i.e., cash or Shares, or part in cash and part in Shares) in which payment of the Rights will be made and to substitute therefor payment as it determines. If the Committee does not disapprove an election made upon the exercise of Rights within 60 days after such exercise or election then the Committee shall be deemed to have approved such election. No fractional Shares shall be issued by the Corporation, and settlement therefor shall be made in cash.

The form of Rights shall be as determined from time to time by the Committee. A Certificate of Rights signed by the Chairman of the Board or the President or a Vice President, attested by the Treasurer or an Assistant Treasurer, or Corporate Secretary or an Assistant Secretary of the Corporation and having the seal of the Corporation affixed thereto, shall be delivered to each person to whom Rights are granted.

8. Duration of Option and Related Rights. The duration of any Option granted under the Plan shall be fixed by the Committee in its sole discretion; provided, however, that no Option shall remain in effect for a period of more than seven
(7) years from the date on which it is granted; and provided further that an Incentive Stock Option that is granted to an employee of the Corporation or an Affiliate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Affiliate, may not have a term that exceeds five years from the date of grant. The duration of any Rights granted in connection with any Option granted under the Plan shall be coterminous with the duration of the related Option.

9. Exercise of Options and Rights. Except as otherwise provided hereunder, an Option and Rights, after the grant thereof, shall be exercisable by the holder at such rate and times as may be fixed by the Committee, in its sole discretion, at the time the Option and Rights are granted. Notwithstanding the foregoing, all or any part of any remaining unexercised Options or Rights granted to any person may be exercised (a) subject to the provisions of Section 13 hereof, upon the holder's retirement at or after age 65, provided the holder has completed at least two full years of employment with the Corporation or any Affiliate, (b) subject to the provisions of Section 13 hereof, upon the death of the holder,
(c) upon the holder's termination of employment in connection with a Change in Control, or (d) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

As used in the Plan, a "Change in Control" shall be deemed to have occurred if

      (i) Any person (except the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of any subsidiary of the Corporation, or any person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, in the aggregate of 20% or more of the value of the outstanding equity or combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

      (ii) The shareholders of the Corporation approve a merger or consolidation the result of which is that the shareholders of the Corporation do not own or control at least 50% or more of the value of the outstanding equity or combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, or there occurs a sale or other disposition of all or substantially all of the Corporation's assets or a plan of liquidation is approved; provided, however, that an internal reorganization shall not constitute a "Change in Control" if the shareholders of the Corporation own or control, directly or indirectly, at least 50% of the value of the outstanding equity or combined voting power of the then outstanding voting securities of the new company entitled to vote generally in the election of directors of that company.

An Option shall be exercised by the delivery of a duly signed notice in writing to such effect, together with the Option certificate and the full purchase price of the Shares purchased pursuant to the exercise of the Option to the Corporate Secretary or an officer of the Corporation appointed by the Chairman of the Board for the purpose of receiving the sum. Payment of the full purchase price shall be made as follows: in cash or by check payable to the order of the Corporation, or by delivery to the Corporation of Mature Shares which shall be valued at their Fair Market Value on the date of exercise of the Option or by such other methods as the Committee may permit from time to time, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Any Rights exercised in conjunction therewith shall be exercised by the inclusion in such notice of a notice of exercise of Rights, together with the Rights certificate.

Within a reasonable time after the exercise of an Option, the Corporation shall cause to be issued and delivered, to the person entitled thereto, a certificate for the Shares purchased pursuant to the exercise of the Option, and, if Rights have been exercised in conjunction therewith, the amount of cash determined in accordance with Section 7 hereof. If the Option and any conjunctive Rights shall have been exercised with respect to less than all of the Shares subject to the Option and Rights, the Corporation shall also cause to be delivered to the person entitled thereto an Option certificate and a Rights certificate with respect to the number of Shares equal to the difference between the number of Shares of the Option certificate and Rights certificate surrendered at the time of the exercise of the Option and Rights and the number of Shares with respect to which the Option and Rights were so exercised, or the original Option certificate and Rights certificate shall be endorsed to give effect to the partial exercise thereof. If any Option is treated in part as an Incentive Stock Option and in part as a Non-Qualified Stock Option, the Corporation shall designate the Shares that are treated as purchased pursuant to the exercise of an Incentive Stock Option by causing to be delivered a separate certificate therefor.

Rights that are exercisable as an alternative to the exercise of a related Option, or without any relationship to an Option, shall be exercised by the delivery of a duly signed notice in writing to such effect, together with the Rights certificate, and, in the case of alternative Rights, a specification of the percentages of the Rights which the holder desires to receive in cash and in Shares. Holders of alternative Rights shall also surrender the related Option certificate. Within a reasonable time thereafter, the Corporation shall cause to be delivered and/or issued to the person entitled thereto, the amount of cash and/or a certificate for the number of Shares determined in accordance with
Section 7 hereof. Upon the exercise of alternative Rights, the number of Shares subject to exercise under the related Option or portion thereof shall be reduced by the number of Shares represented by the Option or portion thereof surrendered. Shares subject to Options or portions thereof surrendered upon the exercise of alternative Rights shall not be available for subsequent Incentive Awards under the Plan. If the Rights shall have been exercised with respect to less than all of the Shares subject thereto (or to the related Option, if any), the Corporation shall also cause to be delivered to the person entitled thereto a Rights certificate (and an Option certificate, in the case of alternative Rights) with respect to the difference between the number of Shares of the Rights certificate (and related Option certificate, if any) surrendered at the time of the exercise of the Rights and the number of Shares with respect to which the Rights were so exercised (and the related Option, if any, was so surrendered), or the original Rights certificate (and related Option certificate, if any) shall be endorsed to give effect to the partial exercise (and surrender) thereof.

Notwithstanding any other provision of the Plan or of any Option or Rights, no Option or Rights granted pursuant to the Plan may be exercised at any time when the Option or Rights or the granting or exercise thereof violates any law or governmental order or regulation.

10.   Terms and Conditions of Restricted Stock Awards.

            (a) All Restricted Shares granted to or purchased by an eligible person pursuant to the Plan shall be subject to the following conditions:

                  (i) the Restricted Shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are removed or expire;

                  (ii) each certificate representing Restricted Shares issued pursuant to a Restricted Stock Award under this Plan shall bear a legend making appropriate reference to the restrictions imposed;

                  (iii) no Restricted Shares shall have a vesting period of less than 3 years except upon the occurrence of such special circumstance or event as, in the opinion of the Committee, merits special consideration; and

                  (iv) the Committee may impose such other conditions as it may deem advisable on any Restricted Shares granted to or purchased by an eligible person pursuant to a Restricted Stock Award under this Plan, including, without limitation, restrictions under the requirements of any stock exchange upon which such Shares or shares of the same class are then listed, and under any securities law applicable to such Shares.

            (b) The restrictions imposed under subsection (a) hereof upon Restricted Stock Awards shall lapse in accordance with a schedule or other conditions as determined by the Committee, subject to the provisions of Section 13 hereof.

            (c) Prior to the expiration or lapse of all of the restrictions and conditions imposed upon Restricted Shares, a stock certificate or certificates representing such Restricted Shares shall be registered in the holder's name but shall be retained by the Corporation for the holder's account. The holder shall have the right to vote such Restricted Shares and shall have all other rights and privileges of a beneficial and record owner with respect thereto, including, without limitation, the right to receive dividends, distributions and adjustments with respect thereto; provided, however, that such dividends, distributions and adjustments may be retained by the Corporation for the holder's account and for delivery to the holder, together with the stock certificate or certificates representing such Restricted Shares, as and when said restrictions and conditions shall have expired or lapsed.

11. Terms and Conditions of Phantom Stock Awards. The Committee shall have the authority in its discretion to grant to any eligible person Phantom Stock Awards which shall be subject to the following conditions:

            (a) The Phantom Stock Units credited to the holder of a Phantom Stock Award shall be subject to a vesting period which shall mean a period commencing on the date the Award is granted and ending in accordance with a schedule or other conditions as determined by the Committee, subject to the provisions of
                  Section 13 hereof. The Committee may provide for the expiration of the vesting period in installments where deemed appropriate.

            (b) A Phantom Stock Award shall entitle the holder, upon the expiration of the vesting period, to receive payment from the Corporation of an amount equal to the product obtained by multiplying (i) the Fair Market Value of one Share on the date of such expiration by (ii) the number of Phantom Stock Units in respect of which the vesting period shall have then expired. The payment of such amount may be made solely in cash, or solely in Shares valued at their Fair Market Value on the date of expiration of the vesting period, or in a combination of cash and Shares, subject to such terms and conditions as are determined by the Committee; provided, however, that no fractional Shares shall be issued by the Corporation, and settlement therefor shall be made in cash.

            (c) The Committee may impose such other conditions as it may deem advisable on any Shares which may be issued pursuant to a Phantom Stock Award under this Plan, including, without limitation, restrictions under the requirements of any stock exchange upon which such Shares or shares of the same class are then listed, and under any securities law applicable to such Shares.

            (d) Prior to the expiration of the vesting period under a Phantom Stock Award, amounts equal to the dividends payable with respect to the same number of Shares as the number of Phantom Stock Units as to which the vesting period has not expired shall be credited to the holder's account under such Award; provided, however, that such dividend-equivalent amounts may be retained by the Corporation for the holder's account and for delivery to the holder only as and when said vesting period shall have expired.

12. Purchase Price. The purchase price per Share for Restricted Shares to be purchased pursuant to Restricted Stock Awards, or for the Shares to be purchased pursuant to the exercise of an Option, shall be fixed by the Committee at the time of the grant of the Restricted Stock Award or Option; provided, however, that the purchase price per Share for the Shares to be purchased pursuant to the exercise of an Incentive Stock Option or Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date such Incentive Stock Option or Non-Qualified Stock Option is granted; and, provided further, that an Incentive Stock Option that is granted to an employee of the Corporation or an Affiliate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Affiliate, must have a purchase price per Share equal to 110% of the Fair Market Value of a Share on the date of grant.

13. Termination of Employment. If a holder of an Option and/or Rights shall voluntarily or involuntarily leave the employ or service of the Corporation and its Affiliates, the Option and Rights of such holder shall terminate forthwith, except that the holder shall have until the expiration of 3 months from the cessation of the holder's employment or service with the Corporation and its Affiliates (without regard to any period of severance) to exercise any unexercised Option and/or Rights the holder could have exercised on the day on which he left the employ or service of the Corporation and Affiliates, including those Options and/or Rights that become exercisable upon cessation of employment pursuant to the provisions of the first paragraph of Section 9 hereof.

Notwithstanding the foregoing, if the cessation of employment or service is due to retirement on or after attaining the age of sixty-five years, or to death, the holder or the representatives of the estate of the holder shall have the privilege of exercising the unexercised Options and/or Rights which the holder or the deceased could have exercised at the time of his retirement or death, provided that such exercise must be accomplished prior to the expiration of such Options and Rights and either within three months of the holder's retirement or within six months after the death of the holder, as the case may be. Moreover, the Committee may, in its sole discretion, provide with respect to an Option or Rights granted to any individual (and either at the time of grant of such Option or Rights or by an amendment thereafter to any such outstanding Option or Rights), that the post-termination or post-death exercise period shall be for a period of time specified by the Committee which is longer than the period which would otherwise apply pursuant to this Section 13, but in no event beyond the expiration of the stated term of such Option or Rights. If the employment or service of any holder with the Corporation or an Affiliate shall be terminated because of the holder's violation of the duties of such employment or service with the Corporation or its Affiliates, as he may from time to time have, the existence of which violation shall be determined by the Committee in its sole discretion and which determination by the Committee shall be conclusive, all unexercised Options and Rights of such holder shall terminate immediately upon the termination of the holder's employment or service with the Corporation or an Affiliate, and a holder whose employment or service with the Corporation or an Affiliate is so terminated shall have no right after such termination to exercise any unexercised Option or Rights he might have exercised prior to the termination of his employment or service with the Corporation or an Affiliate.

Except as hereinafter provided, if a holder of a Restricted Stock Award shall voluntarily or involuntarily leave the employ [or service] of the Corporation and its Affiliates, all such Restricted Shares subject to restrictions at the time his employment [or service] terminates (and any dividends, distributions and adjustments retained by the Corporation with respect thereto) shall be forfeited and any consideration received therefor from the holder shall be returned to the holder. Notwithstanding the foregoing, all restrictions to which Restricted Stock Awards are subject shall lapse (a) upon the death or disability (as defined in Section 22(e)(3) of the Code) of the holder, (b) upon the holder's termination of employment [or cessation of service as a Director] in connection with a Change in Control (as defined in Section 9 hereof), or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

Except as hereinafter provided, if a holder of a Phantom Stock Award shall voluntarily or involuntarily leave the employ [or service] of the Corporation and its Affiliates prior to the complete expiration of the vesting period, all amounts theretofor remaining payable pursuant to such Award (including any dividend equivalent amounts retained by the Corporation with respect thereto) shall be forfeited. Notwithstanding the foregoing, the vesting period under a Phantom Stock Award shall completely expire, and all amounts remaining payable thereunder shall be payable (a) upon the death or disability (as defined in Section 22(e)(3) of the Code) of the holder, (b) upon the holder's termination of employment [or service] in connection with a Change in Control, or (c) upon the occurrence of such special circumstance or event as in the opinion of the Committee merits special consideration.

14.   Transferability of Incentive Awards.


            (a) Non-Transferability of Incentive Awards. Except as provided below, Incentive Awards shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution to the extent provided herein, and Incentive Awards may be exercised or surrendered during the holder's lifetime only by the holder thereof.

            (b) Transfer of Non-Qualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Non-Qualified Stock Option certificate, that the holder thereof may transfer the Non-Qualified Stock Option to family members or other persons or entities according to such terms as the Committee may determine; provided that the holder thereof receives no consideration for the transfer of a Non-Qualified Stock Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

15. Tax Withholding. The Corporation or Affiliate will take such action as it deems appropriate to ensure compliance with all federal, state or local income tax withholding laws. In order to facilitate a Participant's payment of his withholding obligations with respect to Incentive Awards, the Committee, in its discretion, and subject to such additional terms and conditions as it may adopt, may permit the Participant to elect to (a) deduct from any cash payment otherwise due to the Participant, the appropriate withholding amount, (b) pay to the Corporation in cash the appropriate withholding amount, (c) have the Corporation withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse or restrictions relating to) such Incentive Award, the fair market value of which is equal to the minimum statutory withholding amount, or (d) deliver to the Corporation Mature Shares already owned by the Participant, the fair market value of which is equal to the appropriate withholding amount.

16. Adjustment Provision. If prior to the complete exercise of any Option, or prior to the expiration or lapse of all of the restrictions and conditions imposed pursuant to a Restricted Stock Award, there shall be declared and paid a stock dividend upon the Shares or if the Shares shall be split up, converted, exchanged, reclassified, or in any way substituted for,

            (a) in the case of an Option, then the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or cash or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were purchased thereunder; and

            (b) in the case of a Restricted Share issued pursuant to a Restricted Stock Award, the holder of such Award shall receive, subject to the same restrictions and other conditions of such Award as determined pursuant to the provisions of
                  Section 10, the same securities or other property as are received by the holders of the Corporation's Shares pursuant to such stock dividend, split-up, conversion, exchange, reclassification or substitution.

Any fractional shares or securities payable upon the exercise of the Option as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time of such exercise. If any such event should occur, the number of Shares with respect to which Incentive Awards remain to be issued, or with respect to which Incentive Awards may be reissued, shall be adjusted in a similar manner.

In addition to the adjustments provided for in the preceding paragraph, upon the occurrence of any of the events referred to in said paragraph prior to the complete exercise of any Rights, or prior to the complete expiration of the vesting period under a Phantom Stock Award, the Committee, in its sole discretion, shall determine the amount of cash and/or number of Shares or other property to which the holder of the Rights shall be entitled upon their exercise, or to which the holder of the Phantom Stock Award shall be entitled upon the expiration of the vesting period, so that there shall be no increase or dilution in the cash and/or value of the shares or other property to which the holder of Rights or of a Phantom Stock Award shall be entitled by reason of such events.

Notwithstanding any other provision of the Plan, in the event of a recapitalization, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or outstanding Shares, the Committee may make such equitable adjustments to the number of Shares and the class of shares available hereunder or to any outstanding Incentive Awards as it shall deem appropriate to prevent dilution or enlargement of rights.

17. Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of Shares pursuant to the grant or exercise of any Incentive Award until (a) the admission of such Shares to listing on any stock exchange on which Shares of the Corporation of the same class are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Incentive Award, the Corporation may require the recipient thereof to make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended, to issue the Shares in compliance with the provisions of that or any comparable act.

18. Administration and Amendment of the Plan. Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan and the terms and conditions of any Incentive Award not theretofor granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Incentive Award, may at any time withdraw or from time to time amend the Plan and the terms and conditions of such Incentive Awards as have been theretofor granted. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (a) amend the Plan without the approval of the stockholders, if such approval is required by Section 422 or 162(m) of the Code, (b) materially amend the Plan without stockholder approval, or (c) without stockholder approval reprice any outstanding Incentive Award by either amending such Incentive Award to reduce the exercise price, purchase price or grant date Fair Market Value per Share thereof or canceling such Incentive Award and regranting or replacing such Incentive Award as or with an Incentive Award having a lower exercise price, purchase price or grant date Fair Market Value per Share.

The Committee shall have the sole authority to (i) determine the individuals to whom Incentive Awards shall be made under the Plan, (ii) determine the type, size and terms of the Incentive Awards to be made to each such individual, (iii) determine the time when the Incentive Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Incentive Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Corporation, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

19. Governing Law. Except as required by Delaware corporate law, the Plan shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to principles of conflict of laws.

20. Effective Date of Plan. This Plan is conditioned upon its approval by the shareholders of the Corporation.

21. Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Corporation and its successors and assigns.

22. Funding of the Plan. This Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Incentive Awards under this Plan. In no event shall interest be paid or accrued on any Incentive Award, including unpaid installments of Incentive Awards.

23. Rights of Participants. Nothing in this Plan shall entitle any employee or other person to any claim or right to be granted an Incentive Award under this Plan, [except as provided in Section 5 with respect to Non-Employee Directors]. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Corporation or any Affiliate, or any other employment rights.

24. Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

25.   Miscellaneous

            (a) Incentive Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Incentive Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Incentive Awards to employees thereof who become employees of the Corporation or an Affiliate, or for other proper corporate purposes, or (ii) limit the right of the Corporation to grant options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make an Incentive Award to an employee of another corporation who becomes an employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Corporation or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

            (b) Compliance with Law. The Plan, the exercise of Options and Rights and the obligations of the Corporation to issue or transfer Shares under Incentive Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Act, it is the intent of the Corporation that all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Act. The Committee may revoke any Incentive Award if it is contrary to law or modify an Incentive Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to holders of Incentive Awards. The Committee may, in its sole discretion, agree to limit its authority under this Section.

            (c) Limitations on Actions Taken in Connection with a Change in Control. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control (as defined in Section 9 hereof), the Committee shall not have the right to take any actions that would make the Change in Control ineligible for desired tax treatment if, in the absence of such right, the Change in Control would qualify for such treatment and the Corporation intends to use such treatment with respect to the Change in Control.

                                  AMETEK, INC.

              ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

                          (APPENDIX TO PROXY STATEMENT)


                                      INDEX

                                                                                                       PAGE
                                                                                                       ----
     Selected Financial Data...................................................................        B-2

     Management's Discussion and Analysis of
         Financial Condition and Results of Operations.........................................        B-4

     Report of Management .....................................................................        B-16

     Report of Independent Auditors ...........................................................        B-17

     Consolidated Statement of Income .........................................................        B-18

     Consolidated Balance Sheet ...............................................................        B-19

     Consolidated Statement of Stockholders' Equity ...........................................        B-20

     Consolidated Statement of Cash Flows .....................................................        B-21

     Notes to Consolidated Financial Statements ...............................................        B-22

                                  AMETEK, INC.
                             SELECTED FINANCIAL DATA

                                                             2001             2000             1999           1998           1997
                                                             ----             ----             ----           ----           ----
                                                                      (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED OPERATING RESULTS (YEARS
  ENDED DECEMBER 31)
Net sales ...........................................     $ 1,019.3        $ 1,024.7        $   924.8      $   927.5      $   847.8
Operating income(1) .................................     $   109.6        $   135.9        $   118.8      $    96.4      $    92.0
Interest expense ....................................     $   (27.9)       $   (29.2)       $   (24.8)     $   (23.7)     $   (18.2)
Income from continuing operations(1) ................     $    66.1        $    68.5        $    60.8      $    50.4      $    50.3
Net income(1)(2) ....................................     $    66.1        $    68.5        $    60.8      $    41.7      $    50.4
Basic earnings per share:
  Income from continuing operations(1) ..............     $    2.01        $    2.13        $    1.88      $    1.55      $    1.53
  Net income(1)(2) ..................................     $    2.01        $    2.13        $    1.88      $    1.28      $    1.53
Diluted earnings per share:
  Income from continuing operations(1) ..............     $    1.98        $    2.11        $    1.85      $    1.50      $    1.49
  Net income(1)(2) ..................................     $    1.98        $    2.11        $    1.85      $    1.24      $    1.49
Dividends declared and paid per share ...............     $    0.24        $    0.24        $    0.24      $    0.24      $    0.24
Average common shares outstanding:
  Basic shares ......................................          32.8             32.1             32.3           32.7           32.9
  Diluted shares ....................................          33.4             32.5             32.9           33.7           33.9

PERFORMANCE MEASURES AND OTHER DATA
Operating data excluding unusual and nonrecurring
  Items(3):
  Operating income ..................................     $   132.8        $   135.9        $   118.8      $   104.5      $    92.0
  Operating income-Return on sales ..................          13.0%            13.3%            12.8%          11.3%          10.8%
  Operating income-Return on average total
     assets .........................................          14.1%            16.7%            16.2%          16.6%          17.4%
  EBITDA(4) .........................................     $   178.0        $   177.6        $   158.1      $   146.4      $   128.0
  Ratio of EBITDA to interest expense(4) ............          6.4x             6.1x             6.4x           6.2x           7.0x
  Income from continuing operations .................     $    70.8        $    68.5        $    60.8      $    55.3      $    50.3
  Diluted earnings per share ........................     $    2.12        $    2.11        $    1.85      $    1.64      $    1.49
Depreciation and amortization .......................     $    46.5        $    43.3        $    39.6      $    38.4      $    32.9
Capital expenditures ................................     $    29.4        $    29.6        $    30.3      $    49.8      $    41.2
Cash provided by continuing operations(5) ...........     $   101.1        $    78.7        $    86.6      $    78.4      $    71.2
Free Cash Flow(6) ...................................     $    75.3        $    74.5        $    62.3      $    31.1      $    34.1
Ratio of earnings to fixed charges ..................          3.7x             4.3x             4.4x           3.9x           4.8x
Net income - Return on average total capital ........           8.9%            11.5%            11.8%          10.4%          15.8%
             - Return on average stockholders equity           21.5%            27.6%            31.2%          25.1%          34.9%

YEAR-END CONSOLIDATED FINANCIAL POSITION
Current assets ......................................     $   379.3        $   303.1        $   256.1      $   267.8      $   248.5
Current liabilities .................................     $   336.2        $   297.7        $   262.7      $   233.9      $   178.7
Property, plant, and equipment ......................     $   214.5        $   214.0        $   219.6      $   214.4      $   186.3
Total assets ........................................     $ 1,029.3        $   859.0        $   768.2      $   699.8      $   555.2
Long-term debt ......................................     $   303.4        $   233.6        $   231.8      $   227.0      $   152.3
Stockholders' equity ................................     $   335.1        $   280.8        $   216.2      $   174.0      $   159.0
Stockholders' equity per share ......................     $   10.21        $    8.66        $    6.76      $    5.42      $    4.82
Total debt as a percentage of capitalization(7) .....          58.4%            56.3%            60.5%          63.7%          51.0%

----------

(1) 2001 includes unusual pretax charges totaling $23.3 million, $15.3 million after tax ($0.46 per diluted share). The charges were for employee reductions, facility closures, and the continued migration to low-cost locales ($12.4 million), as well as asset writedowns ($10.9 million). The year also includes a tax benefit and related interest income (reported in other income) of $10.5 million after tax ($0.32 per diluted share) resulting from the closure of a number of open tax years. The amounts in 1998 include a nonrecurring pretax charge for cost reduction initiatives totaling $8.0 million, ($4.8 million after-tax or $0.14 per diluted share).

(2) Amounts in 1998 include an extraordinary after-tax loss on the early repayment of debt of $8.7 million ($0.26 per diluted share). Amounts in 1997 include discontinued operations of the former Water Filtration Business.

(3) See description of unusual and nonrecurring charges in Note 1 above. All amounts are based on continuing operations.

(4) EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization, amortization of deferred financing costs, unusual and nonrecurring items. It should not be considered, however, as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of the Company's overall liquidity as presented in the Company's financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures given by other companies.

(5)      Before an accounts receivable securitization program.

(6) Free cash flow represents income from continuing operations, plus depreciation and amortization, less capital expenditures and dividends. (Also see note 4 above)

(7) At December 31, 2001, debt includes borrowings under the accounts receivable securitization program, referred to in note 5 above. At December 31, 2000 and 1999, without considering the effect of the accounts receivable securitization program, total debt and total debt as a percentage of capitalization would have been $406.2 million and $375.4 million and 59.1% and 63.6%, respectively.

                                  AMETEK, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of the Company's financial condition and results of operations set forth below should be read in conjunction with the Selected Financial Data and the consolidated financial statements of the Company and the related notes shown in the index on page B-1 of this report.

BUSINESS OVERVIEW

     In a very difficult economic environment in 2001, the Company posted stable sales, net income, and diluted earnings per share. For the full year, before unusual items, the Company established records for income and diluted earnings per share. The Company has taken the appropriate steps to size its business to the current economic environment. The Company also continues to achieve several major objectives under its four growth strategies: Strategic Acquisitions and Alliances, Global and Market Expansion, New Products and Operational Excellence. Significant events of 2001 were:

         - Sales were $1.02 billion, essentially unchanged from 2000 despite weak economic conditions both domestically and internationally.

         - The completion of three acquisitions: the May acquisition of GS Electric, a business that produces universal and permanent magnet motors for the global floor - care and other specialty motor markets, which is included within the Electromechanical Group (EMG), the July acquisition of EDAX, Inc., a business that produces energy dispersive X-ray microanalysis instrumentation and the December acquisition of IRAS, a business that produces advanced analytical instrumentation, both of which are included within the Electronic Instruments Group (EIG).

         - Continuing with the Company's global plan to lower its cost structure, Operational Excellence initiatives in 2001 included the ongoing transition of a portion of the Company's motor and instruments production to a low-cost manufacturing facility in Mexico as well as to China and the Czech Republic.

         - The completion of a new $300 million credit facility in September 2001, which replaced a $195 million credit facility that was due to expire in 2002. The new credit facility has a five-year term, thereby extending the Company's borrowing capacity at favorable interest rates.

         - The filing of a shelf registration statement in December, which will provide the Company with additional financing capability for up to $300 million from a selection of potential common or preferred stock, debt securities, or warrant issuances.

         - In the fourth quarter the Company recorded unusual expenses associated with the realignment of its cost structure and asset writedowns. Charges of $23.3 million, $15.3 million after tax, were recorded for these actions. Also, in the fourth quarter the Company recorded a tax benefit of $10.5 million, including interest, resulting from the closure of a number of tax years by U.S. federal and state tax authorities.

         RESULTS OF OPERATIONS

         The following table sets forth net sales and income of the Company by business segment and on a consolidated basis for the years ended December 31, 2001, 2000, and 1999:

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                                      2001                 2000              1999
                                                      ----                 ----              ----
                                                                      (IN THOUSANDS)
NET SALES (1):
     Electronic Instruments ...............        $   499,528         $   509,504         $ 451,072
     Electromechanical ....................            519,761             515,156           473,725
                                                   -----------         -----------         ---------
        Total net sales ...................        $ 1,019,289         $ 1,024,660         $ 924,797
                                                   ===========         ===========         =========

INCOME (2):
Segment operating income (3):
     Electronic Instruments ...............        $    57,035         $    78,771         $  69,965
     Electromechanical ....................             70,638              77,560            67,575
                                                   -----------         -----------         ---------
         Total segment operating income ...            127,673             156,331           137,540
Corporate administrative and other expenses            (18,123)            (20,441)          (18,743)
                                                   -----------         -----------         ---------
Consolidated operating income .............            109,550             135,890           118,797
Interest and other expenses, net ..........            (25,188)            (29,752)          (24,336)
                                                   -----------         -----------         ---------
Consolidated income before income taxes ...        $    84,362         $   106,138         $  94,461
                                                   ===========         ===========         =========


--------------

(1) After elimination of intra-and intersegment sales, which are not significant in amount.

(2) 2001 and 2000 include unusual charges for cost realignment initiatives and cost reduction programs.

(3) Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.


YEAR ENDED DECEMBER 31, 2001, COMPARED WITH YEAR ENDED DECEMBER 31, 2000.

   Results of Operations

     The Company had reported sales for 2001 of $1,019.3 million, a decrease of 0.5% from sales of $1,024.7 million in 2000, caused by weak economic conditions which impacted most of the Company's businesses. Significantly offsetting the weak economic conditions were the contributions from the Company's business acquisitions and strength in our aerospace and power instruments businesses. Without the recent acquisitions, sales for 2001 would have been 10% lower. EIG segment sales were $499.5 million in 2001, a decrease of 2.0% from sales of $509.5 million in 2000. Sales for EIG were lower largely due to a decline in demand from most of its businesses. Recent acquisitions and continued strength in the aerospace and power instruments businesses offset most of the Group's sales decline. EMG segment sales were $519.8 million in 2001, an increase of 0.9% from sales of $515.2 million in 2000 due to the sales contribution from acquisitions. The Group's sales increase was offset by adverse economic conditions and other competitive factors in the United States and European floor care markets. Total consolidated international sales were $321.2 million in 2001, a decrease of 1.1% from sales of $324.9 million in 2000. Export shipments from the United States in 2001 were $170.0 million, a decrease of 5.1% compared with $179.1 million in 2000.

     New orders for 2001 were $1,039.5 million, essentially unchanged from $1,037.6 million for 2000. The order backlog at December 31, 2001 was $276.6 million, compared with $256.4 million at December 31, 2000. New orders from acquisitions made by the Company during 2001 and increased orders from the aerospace and power instrument businesses were the primary reasons for the increase.

     Total segment operating income declined to $127.7 million for 2001, a decrease of 18.3%, compared with segment operating income of $156.3 million for 2000. Segment operating margins in 2001 were 12.5% of sales, a decrease from 15.3% of sales in 2000. The overall reduction in segment operating margins in 2001 was primarily due to a fourth quarter unusual pretax charge to operations of $23 million ($15 million after tax, or $0.46 per diluted share). Partially offsetting the lower segment operating margins in 2001, was lower pension expense due primarily to use of the assumed return on pension investment assets. Before the unusual charge, segment operating margins for 2001 were 14.8%. These unusual charges are more fully discussed below under the "Fourth Quarter Results".

     Selling, general, and administrative (SG&A) expenses were $98.7 million in 2001, compared with $95.1 million in 2000, a $3.6 million increase due mainly to increased selling expenses from acquisitions completed in 2001. As a percentage of net sales, SG&A expenses were 9.7% in 2001, compared to 9.3% in 2000. Corporate administrative expenses decreased to $18.1 million in 2001, compared with $20.4 in 2000, a decrease of $2.3 million, or 11.3%. The decrease in corporate expenses reflects the impact of corporate cost reduction activities primarily resulting from reduced information technology, consulting, and travel expenses. Corporate expenses for 2001 were 1.8% percent of sales, compared with 2.0% of sales for 2000.

     After deducting corporate administrative expenses, consolidated operating income was $109.6 million or 10.7% of sales, a decrease of $26.3 million when compared with 2000 operating income of $135.9 million or 13.3% of sales. Before unusual charges, operating income was $132.8 million, or 13.1% of sales.

       Interest expense was $27.9 million in 2001, a decrease of 4.4% compared with $29.2 million in 2000. Lower average interest rates, partially offset by higher average debt levels to finance acquisitions, were the primary reasons for the decrease in interest expense. Other income was $2.7 million for 2001, compared with other expense of $0.5 million for 2000. The improvement resulted primarily from interest income related to tax benefits recognized in the fourth quarter of 2001 and from increased gains on sales of marketable securities held by the Company's captive insurance subsidiary.

     The effective tax rate for 2001 was 21.6% compared with 35.4% in 2000. The lower tax rate in 2001 reflects the fourth quarter recognition of $10.5 million (after tax) in tax benefits ($0.32 per diluted share) resulting from the closure of a number of open tax years by U.S. federal and state tax authorities, as well as higher tax credits associated with export sales. Before unusual charges and the tax benefits, the 2001 effective tax rate was 33.2%.

     Net income for 2001 was $66.1 million, or $1.98 per diluted share, compared with net income for 2000 of $68.5 million, or $2.11 per diluted share. The 3.5% decrease in net income was due primarily to the fourth quarter net effect of the unusual items, previously mentioned. Before the unusual items, earnings for 2001 were up 3.3% to $70.8 million, or $2.12 per diluted share.

    Fourth Quarter Results

     Sales for the fourth quarter of 2001 were $237.3 million, compared with $258.2 million in the fourth quarter of 2000, a decrease of $20.9 million, or 8.1%. The decrease in fourth quarter sales was the result of significantly weaker economic conditions, which impacted most of our businesses. Without the recent acquisitions, sales for the fourth quarter of 2001 would have been 17% lower.

     Operating income for the fourth quarter of 2001 was $5.3 million, compared with $34.1 million for the fourth quarter of 2000, a decrease of $28.8 million or 84.4%. In response to weak economic conditions, in the fourth quarter of 2001, the Company recorded unusual expenses totaling $23.3 million (pretax) of which $12.4 million is related to the costs of employee reductions, facility closures, the continued migration of production to low-cost locales, and $10.9 million related to asset writedowns. The asset writedowns related to receivables ($3.3 million), inventory ($6.1 million) and equipment ($1.5 million). The asset writedowns are primarily the result of the difficulties the economic environment has had on a number of our customers. The annualized cost savings resulting from the severance and related actions is expected to be approximately $25 million. These cost reduction initiatives were a continuation of cost reduction programs, that began in the fourth quarter of 2000 for which the Company recorded a $3.4 million pretax charge in that quarter, and continued during 2001.

     Also, the fourth quarter 2001 results include a tax benefit of $10.5 million ($0.32 per diluted share), resulting from the closure of a number of tax years by U.S. federal and state tax authorities. The tax benefits consisted of cash of $4.4 million and a non-cash benefit of $6.1 million. As a result of the tax benefit relating to the unusual charges, and the tax benefits discussed here, the Company reported a total income tax benefit of $10.8 million in the fourth quarter of 2001 compared with a tax provision of $9.2 million in the same period of 2000.

     Net income for the fourth quarter of 2001 totaled $11.5 million, or $0.34 per diluted share, a decrease of $5.8 million, or 33.5% from the fourth quarter of 2000 net income of $17.2 million, or $0.53 per diluted share. Before the unusual items, fourth quarter 2001 earnings were $16.2 million, or $0.48 per diluted share.

     Operating Segment Results

     The ELECTRONIC INSTRUMENTS GROUP (EIG) sales were $499.5 million in 2001, a decrease of 2.0% from 2000 sales of $509.5 million. The continued economic slowdown impacted most of the EIG Group's businesses and was partially offset by the sales contribution of the Company's 2001 and 2000 acquisitions and the strength of the aerospace and power instruments businesses.

     EIG's operating income for 2001 decreased to $57.0 million from $78.7 million in 2000, a decrease of $21.7 million, or 27.6%. Lower base business sales caused by weak economic conditions, and significant unusual charges for inventory writedowns, receivable losses related to a bankrupt customer, cost realignment and employee severance related activities in the fourth quarter of 2001 drove the lower operating income. The Group's operating margins for 2001 declined to 11.4% from 15.5% in 2000. Without the unusual expenses, the Group's operating income for 2001 would have been $69.5 million, a decrease of $9.3 million, or 13.9% of sales compared with 2000.

       The ELECTROMECHANICAL GROUP (EMG) sales for 2001 were $519.8 million, an increase of 0.9%, from sales of $515.2 million in 2000. The 2001 and 2000 acquisitions drove the year-to-year increase in sales. Weakness in the North American and European floor care markets, along with lower sales of specialty metal products offset most of the sales increase.

       EMG's operating income for 2001 decreased to $70.6 million from $77.6 million in 2000, an 8.9% decrease. Lower profits were the result of significant unusual expenses associated with cost reduction activities in the fourth quarter of 2001 related primarily to employee severance activities, inventory writedowns, losses on receivables due to customer bankruptcies, and the writedown of certain machinery and equipment. Group operating margins were 13.6% of sales in 2001 down from 15.1% of sales in 2000. Without the unusual expenses, the Group's operating income would have increased to $81.3 million, an increase of $3.7 million, or 15.6% of sales.

YEAR ENDED DECEMBER 31, 2000, COMPARED WITH YEAR ENDED DECEMBER 31, 1999.

Results of Operations

     The Company reported sales for 2000 of $1,024.7 million, an increase of 10.8% from sales of $924.8 million in 1999 driven by the contributions of the Company's acquisitions and strength in several core markets. EIG's sales were $509.5 million in 2000, an increase of 13.0% from sales of $451.1 million in 1999. Without recent acquisitions, sales for EIG would have been slightly lower due largely to changes in the mix of sales and a decline in demand for heavy-vehicle instruments. For the EMG segment, sales were $515.2 million in 2000, an increase of 8.7% from sales of $473.7 million in 1999 due to improved conditions in specialty metal markets along with contributions from an acquisition, reduced somewhat by continued competitive factors and adverse currency translation effects from international businesses. International sales reported, by both segments, totaled $324.9 million in 2000, an increase of $23.0 million or 7.6% from 1999. Export shipments from the United States in 2000 were $179.1 million, compared with $158.5 million in 1999.

     New orders for 2000 were $1,037.6 million, an increase of 9.9% from $944.5 million for 1999. The order backlog at December 31, 2000 was $256.4 million, compared with $243.5 million at December 31, 1999. New orders from the acquisitions made by the Company during 2000 were the primary reason for the increase.

     The Company's plan to lower its cost structure globally through Operational Excellence initiatives continued to have a positive effect on segment operating income and margins in 2000. Total segment operating income improved to $156.3 million for 2000, an increase of 13.7%, compared with segment operating income of $137.5 million for 1999. Operating margins in 2000 were 15.3% of sales, an increase from 14.9% in 1999. Improved operating margins were the result of Operational Excellence initiatives, including increased motor production at the Company's lower-cost facilities, improved supply chain management and flow manufacturing expansion in EIG. The Company also benefited from lower overall net pension costs resulting primarily from a higher return on pension investment assets.

     Selling, general, and administrative (SG&A) expenses were $95.1 million in 2000, compared with $79.4 million in 1999, a $15.7 million increase due mainly to acquisitions completed in late 1999 and 2000. As a percentage of sales, SG&A was 9.3% in 2000, compared with 8.6% in 1999. The acquisitions were the primary contributors to the increase in selling expense. Corporate general and administrative expenses increased slightly, but were flat year to year, as a percentage of sales.

     After deducting corporate administrative expenses, consolidated operating income was $135.9 million or 13.3% of net sales, an increase of $17.1 million, or 14.3%, compared with 1999 operating income of $118.8 million or 12.8% of net sales.

       Interest expense was $29.2 million in 2000, an increase of 17.9%, compared with $24.8 million in 1999. Higher average debt levels to finance acquisitions as well as higher average borrowing rates, were the primary reasons for the increase.

     Net income for 2000 was $68.5 million, or $2.11 per diluted share, compared with net income for 1999 of $60.8 million, or $1.85 per diluted share. The increase in net income was due primarily to the higher sales and operating income discussed above.

Fourth Quarter Results

     Sales for the fourth quarter of 2000 were $258.2 million, compared with $236.0 million in the fourth quarter of 1999, an increase of $22.2 million, or 9.4%. The increase in sales was driven by acquisitions made in 2000 and late 1999.

     Operating income for the fourth quarter of 2000 was $34.1 million, compared with $29.5 million for the fourth quarter of 1999, an increase of $4.6 million or 15.5%. The acquired businesses combined with continued productivity gains as a result of the Company's operational excellence initiatives and cost reduction programs were the primary reasons for the increase in operating income. As a result of slowing U.S. economic growth, in the fourth quarter of 2000, the Company accelerated certain cost realignment initiatives. These initiatives include a more aggressive movement of certain production activities to low-cost locations, and the resizing of several businesses. These actions resulted in a fourth quarter 2000 pretax charge of $3.4 million. Also, fourth quarter 2000 results include a pretax gain of $3.6 million due to the resolution of a contract issue with a major customer in the Electronic Instruments Group.

     Net income for the fourth quarter of 2000 totaled $17.2 million, or $0.53 per diluted share, an increase of 14.8% from the fourth quarter of 1999 net income of $15.0 million, or $0.46 per diluted share.

     Operating Segment Results

     The ELECTRONIC INSTRUMENTS GROUP (EIG) sales were $509.5 million in 2000, an increase of 13.0% from 1999 sales of $451.1 million. The 2000 acquisition of a business, along with a business acquired in December 1999, drove the year-to-year increase in sales. The heavy-vehicle instruments business reported significantly lower sales in 2000 due to weak market conditions, which began in the second quarter of 2000, compared to robust market conditions in 1999. EIG's aerospace and power instruments businesses continue to grow mainly through acquisitions, expanding the Company's technology, market scope and penetration. Also, the process instruments business continued to rebound from weak market conditions experienced during the first nine months of 1999.

      EIG's operating income for 2000 increased to $78.7 million from $70.0 million in 1999, an increase of 12.6%. The acquisitions described above were the primary reasons for the increase in operating income. Profit margins were flat year to year at 15.5%. Improved operating performance, primarily by EIG's aerospace and process businesses were reduced by margin declines on lower sales of heavy-vehicle instruments.

      The ELECTROMECHANICAL GROUP (EMG) sales for 2000 were $515.2 million, an increase of 8.7%, from sales of $473.7 million in 1999. The 2000 acquisition of businesses and improved market conditions within the specialty metals market, drove the year-to-year increase in sales. Partially reducing the sales increase were EMG's operations in Europe, where competitive pricing pressures and currency translation changes continued to adversely affect EMG's motor sales.

      EMG's operating income for 2000 increased to $77.6 million from $67.6 million in 1999, a 14.8% increase. The acquisition described above, along with improved market conditions within the specialty metals market, were the primary reasons for the increase in operating income. Partially offsetting the profit improvement were lower profits at EMG's motor operations in Europe, due to the adverse effects on sales noted above. Operating margins improved to 15.1% of sales in 2000 from 14.3% in 1999 due to the higher sales, and lower operating costs in EMG's worldwide motor operations, as a result of the operational excellence and cost reduction initiatives.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities (before accounts receivable securitization transactions) totaled $101.1 million for 2001, compared with $78.7 million for 2000, an increase of $22.4 million. The $22.4 million increase in operating cash flow was the result of improved working capital management due to higher collection of accounts receivable, and the effect of the lower fourth quarter sales previously discussed. Without the 2001 acquisitions, accounts receivable decreased $25.1 million during the year. Inventories, without the acquisitions, remained essentially flat during 2001, but decreased $5.2 million in the fourth quarter primarily due to the fourth quarter unusual charges to income. Income taxes payable decreased $10.4 million in 2001 and reflects the previously noted tax benefits from the closure of several tax years. Accounts payable and accrued liabilities increased $14.0 million during 2001 and include accruals (net of cash payments) for the expenses associated with the cost realignment initiatives discussed earlier. Of the $15.3 million after tax fourth quarter unusual charge, $1.1 million required cash outlays in 2001, $7.4 million will require the use of cash in 2002, and $6.8 million are non-cash charges, primarily for asset writedowns. In 2002, we will continue to aggressively manage our working capital. For the year ended December 31, 2001, the Company had a net increase in the book balance of accounts receivable under its accounts receivable securitization program of $45 million, which was previously given off-balance sheet treatment. This increase, resulting from the change in accounting treatment, had no effect on cash. After reflecting the increase (decrease in 2000) from the accounts receivable securitization program, cash provided by operating activities in 2001 totaled $56.1 million compared with $79.7 million in 2000. The Company's free cash flow (net income, plus depreciation and amortization, less capital spending and dividends) was $75.3 million in 2001, compared with $74.5 million in 2000.

     Cash used for investing activities was $152.5 million for 2001, compared with $107.4 million for 2000. Cash outlays for new business acquisitions totaled $131.8 million in 2001, compared with $81.0 million in 2000. Additions to property, plant and equipment totaled $29.4 million in 2001, essentially the same as in 2000.

     Financing activities provided cash of $103.3 million in 2001, compared with $26.2 million provided in 2000. Cash generated from financing activities in 2001 increased primarily due to higher borrowings under a new Revolving Credit Facility. A new five-year $300 million credit facility was completed on September 17, 2001, which replaced a $195 million credit facility that was due to expire in 2002. The new credit facility provides the Company with financing flexibility to support its future growth plans. Net borrowings in 2001, primarily under the credit agreement, increased $111.0 million, compared with $28.2 million of net borrowings in 2000. The 2001 increase consists of $37.7 million which is considered short-term borrowings and $73.3 million which is considered long-term debt. Of the increase in 2001, $63 million was borrowed in late December to finance the year-end acquisition of the IRAS business and $45 million relates to the accounting change for the accounts receivable securitization program mentioned above.

     On December 21, 2001, the Company filed a shelf registration statement with the Securities and Exchange Commission (SEC) for up to $300 million in additional financing. Although the Company has no immediate plans to use this shelf offering, it will provide the Company with the flexibility to act expeditiously in responding to financing opportunities and alternatives.

     At December 31, 2001, total debt outstanding was $470.8 million compared with $406.2 million at December 31, 2000. Our debt agreements contain various covenants including limitations on indebtedness, dividend payments and maintenance of certain financial ratios. At December 31, 2001 and 2000, the Company was well within the allowable limits of the financial ratios and anticipates continued compliance in 2002. Debt as a percentage of capitalization decreased to 58.4% at December 31, 2001 from 59.1% at December 31, 2000. EBITDA (income before income taxes, interest expense, interest income, depreciation and amortization) before unusual items in 2001 was $178.0 million compared with $177.6 million in 2000. Our debt-to-EBITDA ratio (computed in accordance with the credit agreement), was 2.4 to 1 at December 31, 2001, compared with 2.2 to 1 at the prior year-end, and EBITDA covered interest expense 6.4 times in 2001 compared with 6.1 times in 2000.

     Repurchases of the Company's common stock in 2001 totaled $11.6 million for 440,000 shares, compared to $1.6 million for 83,500 shares acquired in 2000. Net cash proceeds from the exercise of employee stock options and other items, net, totaled $12.5 million in 2001, compared with $7.6 million in 2000.

CONTRACTUAL COMMITMENTS

     The following table summarizes AMETEK's contractual cash obligations at December 31, 2001 and the effect such obligations are expected to have on its liquidity and cash flows in future periods.

                                                                   Payments Due
                                                                   ------------
                                                         Less        One to      Four to       After
                                                         Than        Three       Five           Five
                                          Total        One Year      Years       Years         Years
                                                                (Dollars in Millions)
Debt:
    Revolving credit loans (a) ...        $178.9            --           --       $178.9            --
    7.2% Senior Notes ............         225.0            --           --           --        $225.0
    Other indebtedness ...........          66.9        $ 14.8       $ 51.1          0.1           0.9
                                          ------        ------       ------       ------        ------
    Total Debt ...................         470.8          14.8         51.1        179.0         225.9
Non-cancellable operating leases .          26.6           5.5          8.1          6.0           7.0
Employee severance ...............          10.8          10.8           --           --            --
                                          ------        ------       ------       ------        ------
Total ............................        $508.2        $ 31.1       $ 59.2       $185.0        $232.9
                                          ======        ======       ======       ======        ======

(a) Although not contractually obligated, the Company expects to have the capability to repay this obligation in less than five years as permitted in the credit agreement, in the absence of future business acquisitions. However, it is the expressed strategy of the Company to continue to pursue strategic acquisitions, which could possibly result in higher levels of future indebtedness.

Other Commitments

     The Company has standby letters of credit of approximately $17.0 million related to performance and payment guarantees. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material.

     The Company may, from time to time, redeem, tender for, or repurchase its long-term debt in the open market or in privately negotiated transactions depending upon availability, market conditions and other factors.

     As a result of all of the Company's cash flow activities, cash and cash equivalents increased $6.9 million in 2001 to $14.1 million at year-end, compared with $7.2 million at December 31, 2000. The Company also had available borrowing capacity of $104.2 million under its new $300 million revolving bank credit facility at December 31, 2001, and $28.0 million available under its accounts receivable securitization agreement. The Company believes it has sufficient cash-generating capabilities and available financing alternatives to enable it to meet its needs for the foreseeable future.

TRANSACTIONS WITH RELATED PARTIES

     The Company has a business relationship with the law firm of Stroock & Stroock & Lavan LLP of which a Partner is also a member of the Company's Board of Directors. The investment banking firm of American Securities, L.P. renders financial advisory, investment management, and other services to the Company. Three managing directors of American Securities, L.P. are also members of the Company's Board of Directors.

     In 2001, Stroock & Stroock & Lavan LLP, and American Securities, L.P. and its affiliates billed fees to the Company in the aggregate for services rendered of $457,000 and $270,000, respectively.

CRITICAL ACCOUNTING POLICIES

     In response to SEC Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," the Company has identified its most critical accounting policies that require significant management judgment or involve complex estimates upon which its financial status depends. The consolidated financial statements and related notes contain information that is pertinent to the Company's accounting policies and to management's discussion and analysis. The information that follows describes additional other specific disclosures about the Company's accounting policies regarding risks, estimates, subjective decisions, or assessments that materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed.

     - Revenue Recognition. The Company recognizes revenues in accordance with invoice terms, generally when products are shipped and services are rendered. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience. If actual future returns, allowances and warranty amounts are higher than past experience, additional amounts may be required.

     - Inventories. The Company uses the last-in, first-out (LIFO) method of accounting for most inventories, whereby, inventories reported on its balance sheet are conservatively valued. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on assessments of future demands, market conditions, customers who may be experiencing financial difficulties, and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

     - Pensions. The Company accounts for its defined benefit pension plans in accordance with SFAS No. 87, "Employers' Accounting for Pensions", which requires that amounts recognized in financial statements be determined on an actuarial basis. The most significant elements in determining the Company's pension income (expense) are pension liability discount rates and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the end of the year. At the end of each year, the Company determines the discount rate to be used to discount plan liabilities. In estimating this rate, the Company looks to rates of return on high-quality, fixed-income investments. At December 31, 2001, the Company determined this rate to be 7.25%. The Company has assumed that the expected long-term rate of return on plan assets will be 9.25%. This expected rate of return has been used by the Company for many years. Although in the past two years pension plan assets have earned substantially less than 9.25%, over the long-term, the Company's pension plans have earned in excess of 11%. Therefore, the Company believes that its return assumption of 9.25% is reasonable, based on its expectations about future returns. Should the downward trend in return on pension assets continue, future pension income would likely decline. The net effect of changes in the discount rate, as well as the effect of differences between the expected return and the actual return on plan assets have been deferred and will ultimately affect future pension income (expense). For the year ended December 31, 2001, the Company recognized consolidated pretax pension income of $4.7 million from its defined benefit plans, compared with pension income of $1.9 million from these plans in 2000. Due primarily to depressed equity security markets in 2001, the Company anticipates significantly higher pension expense, in 2002. Additionally, the Company expects increases in its level of required pension contributions in 2002.

     - Tax Contingencies and Deferred Tax Assets. The Company occasionally undergoes challenges from domestic and foreign tax authorities regarding the final amount of taxes due for open tax years under examination. In evaluating the Company's exposure associated with its various tax filing positions, the Company records appropriate reserves for probable exposure. Based on its evaluation of our tax positions, we believe that we have adequately accrued for probable exposures. To the extent the Company were to prevail in matters for which accruals have been established or be required to pay amounts in excess of established reserves, its effective tax rate in a given financial reporting period may be materially impacted. As noted on page B-6, in the fourth quarter of 2001, the Company recorded a tax benefit (and related interest income), of $10.5 million ($0.32 per diluted share) resulting from the closure of a number of open tax years by U.S. federal and state tax authorities.

          As of December 31, 2001, the Company has deferred tax assets related principally to the timing of recognition of certain expenses for book versus tax purposes, and loss carryforwards that expire in 2004 through 2019. The realization of these assets is based upon estimates of future taxable income, including various tax planning strategies. The Company believes that the deferred tax assets included in its December 31, 2001 balance sheet are realizable.

     - Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its past experience. If the financial condition of the Company's customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables at December 31, 2001 was $7.6 million, compared with $4.3 million at December 31, 2000. The major reason for the increase was due to specific customer bankruptcies, for which the estimated loss was recorded as a component of the fourth quarter 2001 unusual charges.

     - Environmental and Other Matters. The Company is subject to federal, state, local and foreign regulations and potential liabilities relating to environmental laws and regulations, as well as stringent cleanup requirements. The Company also has been named a potentially responsible party at several sites that are the subject of government-mandated cleanups. The Company accrues for environmental liabilities when a determination can be made that they are probable and reasonably estimable. Total environmental reserves at December 31, 2001 and 2000 were approximately $9.0 million. In 2001 and 2000, the Company spent approximately $1.3 million and $0.7 million, respectively, on environment related matters.

          The Company has agreements with former owners of certain of its acquired businesses under which the former owners retained, or assumed and agreed to indemnify the Company against certain environmental and other liabilities under certain circumstances. Also, the Company and certain of the parties referred to above carry certain insurance coverages for environmental matters. To date, those parties have performed their obligation in all material respects. The Company has no reason to believe that such third parties would fail to perform their obligations in the future. However, if the Company were required to record a liability with respect to all or a portion of such matters on its balance sheet, the total liability could be significant.

          It is not possible to accurately quantify the potential financial impact of actions regarding environmental matters, but the Company believes, based on past experience and current evaluations, that the outcome of these actions is not likely to have a material adverse effect on the future results of operations, financial position, or cash flows of the Company.

NEW ACCOUNTING STANDARDS

     In August 2001, the Financial Accounting Standards Board issued Statement No. 144, "Impairment or Disposal of Long-lived Assets". Statement No. 144 supersedes Statement No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of", and provides a single accounting model for long-lived assets to be disposed of. Statement No. 144 is effective for the Company's financial statements beginning in January 2002. The adoption of this Statement is not expected to have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

     In July 2001, the Financial Accounting Standards Board issued Statement No. 141, "Accounting for Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets". Statement No. 141 modifies accounting for business combinations after June 30, 2001, and requires use of the purchase method of accounting. It also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. Statement No. 142 is effective January 1, 2002, and requires that goodwill and intangibles with indefinite useful lives no longer be amortized, (including goodwill that was acquired in a business combination after June 30, 2001). Goodwill existing at the date of adoption of Statement No. 142 will be tested for impairment at least annually in accordance with the provisions of the Statement. Goodwill acquired in business combinations completed before July 1, 2001 will not be amortized after December 31, 2001. The Company is still assessing the full impact of Statement No. 142 and its future effect on the Company's consolidated financial statements. Application of the non-amortization provisions of Statement No. 142 will result in the elimination of approximately $12.1 million of goodwill amortization expense annually, or $0.30 per diluted share after tax. Upon initial adoption of Statement No. 142, the Company does not expect the impairment provisions or other provisions of the Statement to have a material effect on its results of operations or financial position.

       FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", became effective on April 1, 2001. In the second quarter of 2001, the Company decided not to modify its existing accounts receivable securitization agreements to meet the new accounting requirements to continue sales treatment for financial assets transferred to its special purpose subsidiary. Accordingly, as of April 1, 2001, the Company consolidated its special purpose subsidiary by recording the outstanding balance of the financial assets transferred to its special purpose subsidiary on the Company's consolidated balance sheet as collateralized secured borrowings. Such amount totaled $47 million in accounts receivable on April 1, 2001. This change in accounting had no significant effect on the Company's net income, or earnings per share. As of December 31, 2001, $47 million of the $75 million secured credit facility had been used.

     The provisions of Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" and related amendments and interpretations became effective for the Company beginning January 1, 2001, including the interim periods of that year. As a result of the Company's limited use of derivative financial instruments, adoption of this Statement did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

INTERNAL REINVESTMENT

     Capital Expenditures

     Capital expenditures were $29.4 million for 2001, compared with $29.6 million for 2000. Approximately 78% of the expenditures in 2001 were for equipment to increase productivity and expand capacity. The Company's 2002 capital expenditures are expected to decrease slightly when compared with 2001 levels, with a continuing emphasis on capital spending to improve productivity and expand low-cost manufacturing facilities.

     Product Development and Engineering

     Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses were $45.2 million in 2001, a decrease from $45.9 million for 2000, and $42.2 million for 1999. Included in the amounts above are net expenses for research and development of $22.6 million for 2001, $23.8 million for 2000, and $21.6 million for 1999.

IMPACT OF INFLATION

     The Company attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In addition, the Company uses the last-in, first-out (LIFO) method of accounting for most inventories (whereby the cost of products sold approximates current costs), and therefore, the impact of inflation is substantially reflected in operating costs. In general, the Company believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on operations.


MARKET RISK

     The Company's primary exposure to market risks are fluctuations in interest rates on its short-term and long-term debt and in foreign currency exchange rates.

     The Company's long-term debt is fixed-rate and its short-term debt is variable-rate. These financial instruments are more fully described in the notes to the financial statements.

     The foreign currencies to which the Company has exchange rate exposure include the Euro, the Japanese Yen, and the British Pound Sterling. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the use of natural hedges and local borrowings in the foreign country affected. Translation of foreign financial statements into U.S. dollars have not had a significant effect on the operating results reported by the Company.

     Based on a hypothetical ten percent adverse movement in interest rates and foreign currency exchange rates, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

FORWARD-LOOKING INFORMATION

     Certain matters discussed in this Form 10-K are "forward-looking statements" as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company's operations and business environment, and are subject to change based on various important factors. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused, and in the future could cause, the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

- An economic slowdown, or unforeseen price reductions in the Company's global market segments, with adverse effects on profit margins.

- The Company's ability to continue achieving its cost reduction objectives, due in part to varying prices and availability of certain raw materials and semifinished materials and components.

- Underutilization of the Company's existing factories and plants, or plant expansions or new plants, possibly resulting in production inefficiencies. Higher than anticipated, or unanticipated start-up expenses and production delays at new plants.

- The unanticipated expenses of divesting businesses, or of assimilating newly acquired businesses into the Company's business structure, as well as the impact of unusual expenses from business strategies, asset valuations, acquisitions, divestitures and organizational structures. Acquisition and divestiture strategies may face legal and regulatory delays and other unforeseeable obstacles beyond the Company's control.

- The increased cost and the ability to obtain property and liability insurance due to uncertainty in worldwide insurance and reinsurance markets.

- Unpredictable delays or difficulties in the development of key new product programs, and the risk of not recovering major research and development expenses, and/or the risks of major technological shifts away from the Company's technologies and core competencies.

- A prolonged slowing of the growth rate in the U.S. and Europe for electric motor products, aerospace, heavy-vehicle and process instrumentation, as well as a restriction in the ability of heavy-vehicle manufacturers to secure components manufactured by outside suppliers.

- Rapid or unforeseen escalation of the cost of regulatory compliance and/or litigation, including but not limited to, environmental compliance, product-related liability, assertions related to intellectual property rights and licenses, adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

- The effects, in the United States and abroad, of changes in trade practices; monetary and fiscal policies; laws and regulations; other activities of governments, agencies and similar organizations; and social and economic conditions, such as trade restrictions or prohibitions; unforeseen inflationary pressures and monetary fluctuation; import and other charges or taxes; the ability or inability of the Company to obtain, or hedge, foreign currencies, foreign currency exchange rates and fluctuation in those rates. This would include extreme currency fluctuations; protectionism and confiscation of assets; nationalizations and unstable governments and legal systems, and intergovernmental disputes.

- Variation in the level of orders booked, which can be affected by general economic conditions, intensity of competition and continued marketplace acceptance of products.

     The Company believes that it has the product offerings, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

                              REPORT OF MANAGEMENT

         Management has prepared and is responsible for the integrity of the consolidated financial statements and related information included herein. The statements are prepared in conformity with accounting principles generally accepted in the United States consistently applied and include certain amounts based on management's best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

         In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data. Management uses its best judgment in balancing the benefits of the system with its cost. Management believes that the Company's system of internal control is effective and adequate to accomplish the above-described objectives.

         The Company's independent auditors, Ernst & Young LLP, are engaged to render an opinion as to whether management's financial statements present fairly, in all material respects, the Company's financial position and operating results. Their report is included on the next page.

         The Audit Committee of the Board of Directors, which is composed solely of Directors who are not employees of the Company, meets with the independent auditors, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The Report of the Audit Committee is included in this proxy statement. Both the independent auditors and internal auditors have direct access to the Audit Committee.

         Management also recognizes its responsibility for conducting the Company's activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in key policy statements publicized throughout the Company.



                                              /s/ John J. Molinelli


                                              John J. Molinelli
                                              Executive Vice President-
January 29, 2002                              Chief Financial Officer

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of AMETEK, Inc.

         We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                             /s/ Ernst & Young LLP


Philadelphia, PA
January 29, 2002

                                  AMETEK, INC.

                        CONSOLIDATED STATEMENT OF INCOME


                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                    2001                2000               1999
                                                    ----                ----               ----
                                                (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER
                                                                 SHARE AMOUNTS)
Net sales ..............................        $ 1,019,289         $ 1,024,660         $ 924,797
                                                -----------         -----------         ---------

Expenses:
  Cost of sales (excluding depreciation)            777,919             761,548           696,011
  Selling, general and administrative ..             98,655              95,147            79,351
  Depreciation .........................             33,165              32,075            30,638
                                                -----------         -----------         ---------
     Total expenses ....................            909,739             888,770           806,000
                                                -----------         -----------         ---------
Operating income .......................            109,550             135,890           118,797
Other income (expenses):
  Interest expense .....................            (27,913)            (29,203)          (24,776)
  Other, net ...........................              2,725                (549)              440
                                                -----------         -----------         ---------
Income before income taxes .............             84,362             106,138            94,461
Provision for income taxes .............             18,251              37,606            33,693
                                                -----------         -----------         ---------
Net income .............................        $    66,111         $    68,532         $  60,768
                                                ===========         ===========         =========
Basic earnings per share ...............        $      2.01         $      2.13         $    1.88
                                                ===========         ===========         =========
Diluted earnings per share .............        $      1.98         $      2.11         $    1.85
                                                ===========         ===========         =========

Average common shares outstanding:
  Basic shares .........................             32,838              32,131            32,297
                                                ===========         ===========         =========
  Diluted shares .......................             33,445              32,534            32,925
                                                ===========         ===========         =========


                             See accompanying notes.

                                  AMETEK, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                            DECEMBER 31,
                                                                                            ------------
                                                                                      2001              2000
                                                                                      ----              ----
                                                                                     (DOLLARS IN THOUSANDS,
                                                                                             EXCEPT
                                                                                        SHARE AND PER SHARE
                                                                                             AMOUNTS)
ASSETS

Current assets:
  Cash and cash equivalents .............................................        $    14,139         $   7,187
  Marketable securities .................................................              8,215             8,111
  Receivables, less allowance for possible losses .......................            181,031           139,568
  Inventories ...........................................................            152,525           129,365
  Deferred income taxes .................................................             10,096            10,516
  Other current assets ..................................................             13,341             8,353
                                                                                 -----------         ---------
     Total current assets ...............................................            379,347           303,100
Property, plant and equipment, net ......................................            214,494           213,955
Goodwill, net of accumulated amortization ...............................            387,420           299,479
Investments and other assets ............................................             48,028            42,454
                                                                                 -----------         ---------

     Total assets .......................................................        $ 1,029,289         $ 858,988
                                                                                 ===========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings and current portion of long-term debt ...........        $   167,399         $ 127,601
  Accounts payable ......................................................             86,707            87,315
  Income taxes payable ..................................................              1,541            12,347
  Accrued liabilities ...................................................             80,503            70,392
                                                                                 -----------         ---------
     Total current liabilities ..........................................            336,150           297,655
Long-term debt ..........................................................            303,434           233,616
Deferred income taxes ...................................................             33,496            33,166
Other long-term liabilities .............................................             21,151            13,713

Stockholders' equity:
  Preferred stock, $0.01 par value; authorized: 5,000,000
     shares; none issued ................................................                 --                --
  Common stock, $0.01 par value; authorized: 100,000,000
     shares; issued: 2001 -- 33,412,873 shares; 2000 -- 33,376,491 shares                334               334
  Capital in excess of par value ........................................                683             2,248
  Retained earnings .....................................................            388,929           330,696
  Accumulated other comprehensive losses ................................            (37,023)          (30,165)
  Less: Cost of shares held in treasury: 2001 -- 596,643
     shares; 2000 -- 931,295 shares .....................................            (17,865)          (22,275)
                                                                                 -----------         ---------
     Total stockholders' equity .........................................            335,058           280,838
                                                                                 -----------         ---------

     Total liabilities and stockholders' equity .........................        $ 1,029,289         $ 858,988
                                                                                 ===========         =========

                             See accompanying notes.

                                  AMETEK, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                            YEARS ENDED DECEMBER 31,
                                                                            ------------------------
                                                       2001                           2000                           1999
                                                       ----                           ----                           ----
                                            COMPREHENSIVE  STOCKHOLDERS'  COMPREHENSIVE  STOCKHOLDERS'  COMPREHENSIVE  STOCKHOLDERS'
                                               INCOME         EQUITY         INCOME         EQUITY         INCOME         EQUITY
                                               ------         ------         ------         ------         ------         ------
                                                                             (DOLLARS IN THOUSANDS)
CAPITAL STOCK
Preferred Stock, $0.01 par value..........                   $     --                      $    --                         $    --
                                                             ---------                     --------                        --------
Common Stock, $0.01 par value
 Balance at the beginning of the year.....                         334                          334                             334
    Balance at the end of the year........                         334                          334                             334
                                                             ---------                     --------                        --------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at the beginning of the year....                       2,248                        2,041                           4,727
  Employee stock option, savings and
    award plans...........................                      (1,565)                         207                          (2,686)
                                                             ----------                    --------                        --------
    Balance at the end of the year........                         683                        2,248                           2,041
                                                             ---------                     --------                        --------
RETAINED EARNINGS
  Balance at the beginning of the year....                     330,696                      269,861                         216,837
  Net income..............................    $ 66,111          66,111      $ 68,532         68,532         $ 60,768         60,768
                                              --------                      --------                        --------
  Cash dividends paid.....................                      (7,878)                      (7,697)                         (7,744)
                                                             ---------                     --------                        --------
    Balance at the end of the year........                     388,929                      330,696                         269,861
                                                             ---------                     --------                        --------
ACCUMULATED OTHER COMPREHENSIVE LOSSES(1)
Foreign currency translation:
Balance at the beginning of the year......                     (30,467)                     (26,292)                        (16,277)
Translation adjustments...................      (2,424)         (2,424)       (4,175)        (4,175)         (10,015)       (10,015)
                                                             ---------                     --------                        ---------
    Balance at the end of the year........                     (32,891)                     (30,467)                        (26,292)
                                                             ---------                     --------                        --------
Minimum pension liability adjustment:
Balance at the beginning of the year......                        (169)                        (280)                         (4,012)
Adjustments during the year...............      (4,511)         (4,511)          111            111            3,732          3,732
                                                             ----------                    --------                        --------
    Balance at the end of the year........                      (4,680)                        (169)                           (280)
                                                             ----------                    --------                        --------
Valuation adjustments for marketable
   securities and other:
Balance at the beginning of the year......                         471                         (823)                           (575)
Decrease (increase) in marketable
   securities(2)..........................          77              77         1,294          1,294             (248)          (248)
                                              --------       ---------      --------       --------         --------       --------
    Balance at the end of the year........                         548                          471                            (823)
                                                             ---------                     --------                        --------
Total other comprehensive (loss) income
   for the year...........................      (6,858)                       (2,770)                         (6,531)
                                               -------                      --------                        --------
Total comprehensive income for the year...    $ 59,253                      $ 65,762                        $ 54,237
                                              ========                      ========                        ========
  Accumulated other comprehensive loss at
   the end of the year....................                     (37,023)                     (30,165)                        (27,395)
                                                             ---------                     --------                        --------
TREASURY STOCK
Balance at the beginning of the year......                     (22,275)                     (28,625)                        (26,985)
Employee stock option, savings and award                        16,038                        7,961                           7,641
plans.....................................
Purchase of treasury stock................                     (11,628)                      (1,611)                         (9,281)
                                                             ---------                     --------                        --------
    Balance at the end of the year........                     (17,865)                     (22,275)                        (28,625)
                                                             ---------                     --------                        --------
      Total Stockholders' Equity..........                   $ 335,058                     $280,838                        $216,216
                                                             =========                     ========                        ========

----------

(1) Amounts presented are net of tax based on an average effective tax rate of 35%, except for foreign currency translation adjustments, which are presented on a pretax basis.

(2) Includes reclassification adjustment for gains included in net income for 2001, 2000, and 1999 of $0.6 million, $0.3 million, and $0.1 million, respectively.

                             See accompanying notes.

                                  AMETEK, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                      ------------------------
                                                                            2001               2000                 1999
                                                                         ---------           ---------           ---------
                                                                                        (DOLLARS IN THOUSANDS)
CASH PROVIDED BY (USED FOR):

Operating activities:
  Net Income ..................................................          $  66,111           $  68,532           $  60,768
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization ............................             46,450              43,257              39,624
     Deferred income taxes ....................................              3,681               6,430               5,118
     Changes in assets and liabilities (net of acquisitions):
       Decrease (increase) in receivables .....................             25,082             (16,782)             (7,008)
       Increase in inventories and other current assets .......             (6,139)             (6,622)                (68)
       Decrease in payables, accruals, and income taxes .......            (24,422)             (4,390)             (6,861)
       (Decrease) increase in other long-term liabilities .....             (6,537)            (14,866)              1,568
     Other ....................................................             (3,092)              3,165              (6,572)
                                                                         ---------           ---------           ---------
   Total operating activities (before receivable securitization
   transactions) ..............................................            101,134              78,724              86,569
   (Decrease) increase in accounts receivable securitization ..            (45,000)              1,000              44,000
                                                                         ---------           ---------           ---------

Total operating activities ....................................             56,134              79,724             130,569
                                                                         ---------           ---------           ---------

Investing activities:
  Additions to property, plant and equipment ..................            (29,415)            (29,554)            (30,331)
  Purchase of businesses ......................................           (131,793)            (81,017)           (147,470)
  Proceeds from sale of assets ................................                 --               3,314              29,515
  Other .......................................................              8,684                (143)                255
                                                                         ---------           ---------           ---------

Total investing activities ....................................           (152,524)           (107,400)           (148,031)
                                                                         ---------           ---------           ---------

Financing activities:
  Net change in short-term borrowings .........................             37,747              25,154              37,820
  Additional long-term borrowings .............................             73,321               3,003               5,201
  Reduction in long-term borrowings ...........................               (721)               (271)            (14,309)
  Repurchases of common stock .................................            (11,628)             (1,611)             (9,281)
  Cash dividends paid .........................................             (7,878)             (7,697)             (7,744)
  Proceeds from stock options and other .......................             12,501               7,649               4,643
                                                                         ---------           ---------           ---------

Total financing activities ....................................            103,342              26,227              16,330
                                                                         ---------           ---------           ---------

Increase (decrease) in cash and cash equivalents ..............              6,952              (1,449)             (1,132)
Cash and cash equivalents:
  Beginning of year ...........................................              7,187               8,636               9,768
                                                                         ---------           ---------           ---------
  End of year .................................................          $  14,139           $   7,187           $   8,636
                                                                         =========           =========           =========


                             See accompanying notes.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     Basis of Consolidation

        The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the "Company"), and include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation. The Company's investment in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant.

     Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Cash Equivalents, Securities, and Other Investments

        All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2001 and 2000, all of the Company's equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are considered available-for-sale. The aggregate market value of such securities at December 31, 2001 and 2000 was:
2001 - $16.6 million ($16.3 million amortized cost) and 2000 - $16.4 million ($16.0 million amortized cost). The Company's other investments are accounted for by the equity method.

     Inventories

        Inventories are stated at the lower of cost or market, cost being determined principally by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated net proceeds from sales. The excess of the first-in, first-out (FIFO) value over the LIFO value at December 31, 2001 and 2000 was $29.1 million and $31.6 million, respectively.

     Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of tools, jigs, and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

      Revenue Recognition

        The Company generally recognizes revenue when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company's option. The aggregate provisions for estimated warranty costs (not significant in amount) are recorded at the time of sale and periodically adjusted to reflect actual experience.

     Research and Development

        Company-funded research and development costs are charged to operations as incurred and during the past three years were: 2001-$22.6 million, 2000-$23.8 million, and 1999-$21.6 million.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

        The calculation of basic earnings per share is based on the average number of common shares outstanding during the period. The calculation of diluted earnings per share includes the effect of all potentially dilutive securities (primarily outstanding common stock options). The following table presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:


     Weighted average shares (in thousands):            2001            2000            1999
     ---------------------------------------------------------------------------------------
     Basic .................................          32,838          32,131          32,297
     Stock option and award plans ..........             607             403             628
                                                      ------          ------          ------
     Diluted ...............................          33,445          32,534          32,925
     ---------------------------------------------------------------------------------------

     Foreign Currency Translation

        Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date, and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

     Stock-Based Compensation

       Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), encourages entities to record compensation expense for stock-based employee compensation plans at fair value, but provides the option of measuring compensation expense using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company accounts for stock-based compensation in accordance with APB 25. Note 7 presents pro forma results of operations as if SFAS 123 had been used to account for stock-based compensation plans.

     Derivative Financial Instruments

        The Company makes limited use of derivative financial instruments to manage interest rate, foreign exchange, and forward contract exposure. The Company does not hold or trade in derivatives for speculative purposes. Interest rate swap and cap agreements are sometimes used to manage the interest rate characteristics of certain outstanding revolving credit loans to a more desirable fixed or variable rate basis, or to limit the Company's exposure to rising interest rates. These swaps and caps are matched with the underlying fixed or variable rate debt, and any periodic cash payments are accrued on a settlement basis and accounted for as adjustments to interest costs. A realized gain of $0.4 million was recorded in 2001 related to the settlement of an interest rate swap. There are no interest rate swap or cap agreements in place at December 31, 2001. Foreign currency option contracts, foreign currency exchange contracts, and foreign currency swap agreements may be entered into to mitigate the translation exposure from investments in certain foreign subsidiaries. Realized and unrealized gains and losses from these instruments are recognized when the underlying hedged instrument is settled. Foreign currency forward contracts are entered into from time-to-time to hedge specific firm commitments for certain export sales, thereby minimizing the Company's exposure to foreign currency fluctuation. These contracts are entered into for periods generally not to exceed one year. Unrealized gains and losses from these contracts are deferred and are recognized in operations as the related sales and purchases occur. Realized and unrealized changes in the fair value of derivatives related to items that no longer exist, or that are no longer probable of occurring are recorded as a component of the gain or loss arising from the disposition of the designated item. There are

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

no carrying amounts related to the above derivative financial instruments in the consolidated balance sheet and the Company had no derivatives outstanding at December 31, 2001. At December 31, 2000, the interest rate swap agreement, referred to above, was the only derivative outstanding.

Intangible Assets

        The excess of cost over the fair value of net assets acquired (goodwill) is being amortized on a straight-line basis primarily over a 30-year period for all acquisitions made prior to July 1, 2001. The Company reviews the carrying value of intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If such an event occurred, the Company would prepare projections of future cash flows for the applicable business. If such projections indicated that goodwill would not be recoverable, the Company's carrying value of such asset would be reduced by the estimated excess of such value over the projected discounted cash flows of the underlying businesses. Patents are being amortized on a straight-line basis over their estimated useful lives of 9 to 17 years. Other acquired intangibles are being amortized on a straight-line basis over their estimated useful lives of 5 to 30 years. The goodwill and other intangible assets with indefinite useful lives associated with acquisitions consummated after June 30, 2001 are not being amortized in accordance with the transition provision of FASB Statement No. 142, see Note 2 for further discussion.

    Reclassifications

         Certain amounts appearing in the prior year's financial statements and supporting footnote disclosures have been reclassified to conform to the current year's presentation.

2.  ACCOUNTING PRONOUNCEMENTS

         In August 2001, the Financial Accounting Standards Board issued Statement No. 144, "Impairment or Disposal of Long-lived Assets". Statement No. 144 supersedes Statement No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of", and provides a single accounting model for long-lived assets to be disposed of. Statement No. 144 is effective for the Company's financial statements beginning in January 2002. The adoption of this Statement is not expected to have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

         In July 2001, the Financial Accounting Standards Board issued Statement No. 141, "Accounting for Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets". Statement No. 141 modifies accounting for business combinations after June 30, 2001, and requires use of the purchase method of accounting. It also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. Statement No. 142 is effective January 1, 2002, and requires that goodwill and intangibles with indefinite useful lives no longer be amortized (including goodwill that was acquired in a business combination after June 30, 2001). Goodwill existing at the date of adoption of Statement No. 142 will be tested for impairment at least annually in accordance with the provisions of the Statement. Goodwill acquired in business combinations completed before July 1, 2001 will not be amortized after December 31, 2001. The Company is still assessing the full impact of Statement No. 142 and its future effect on the Company's consolidated financial statements. Application of the non-amortization provisions of Statement No. 142 will result in the elimination of approximately $12.1 million of goodwill amortization expense annually, or $0.30 per diluted share. Upon initial adoption of Statement No. 142, the Company does not expect the impairment provisions or other provisions of the Statement to have a material effect on its results of operations or financial position.


         FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", became effective on April 1, 2001. In the second quarter of 2001, the Company decided not to modify its

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

existing accounts receivable securitization agreements to meet the new accounting requirements to continue sales treatment for financial assets transferred to its special purpose subsidiary. Accordingly, as of April 1, 2001, the

Company consolidated its special purpose subsidiary by recording the outstanding balance of the financial assets transferred to its special purpose subsidiary on the Company's consolidated balance sheet as collateralized secured borrowings. Such amount totaled $47 million in accounts receivable on April 1, 2001. This change in accounting had no significant effect on the Company's net income, or earnings per share. As of December 31, 2001, $47 million of the $75 million secured credit facility had been used.

         The provisions of Statement No. 133 ("Accounting for Derivative Instruments and Hedging Activities") and related amendments and interpretations became effective for the Company beginning January 1, 2001, including the interim periods of that year. Based on the Company's limited use of derivative financial instruments, adoption of this Statement did not have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

3.  ACQUISITIONS

         In 2001, the Company made three acquisitions. In May 2001, the Company acquired from SPX Corporation the assets of GS Electric, a leading U.S. manufacturer of universal and permanent magnet motors for the global floor care and other markets for approximately $32.0 million in cash. GS Electric is now part of the Company's Electromechanical Group. In July 2001, the Company acquired EDAX, Inc., a leading manufacturer of analytic instrumentation, which complements the Company's process and analytical instruments product lines from Panta Electronics for approximately $37.0 million in cash. In December 2001, the Company acquired from PerkinElmer, Inc., Instruments for Research and Applied Science "IRAS", a leading developer and manufacturer of advanced analytical instrumentation that is used in a number of applications including nuclear spectroscopy, research electrochemistry and electronic signal processing for approximately $63.0 million. EDAX and IRAS are now part of the Company's Electronic Instruments Group. Together with the EDAX acquisition, IRAS greatly expands our presence in the laboratory and research markets. The aggregate purchase price paid for the 2001 acquisitions is subject to adjustment for finalization of the value of the net assets acquired.

         As of July 1, 2001, The Company adopted FASB Statement No. 141 "Accounting for Business Combinations," (see Note 2). Statement No. 141 is effective for business combinations after June 30, 2001. The EDAX and IRAS acquisitions are subject to the provisions of Statement No. 141. The following table summarizes the preliminary allocation of the purchase price paid for EDAX and IRAS to the assets acquired and liabilities assumed at the dates of acquisition:

                                 In thousands
                                 ------------
Working capital                   $  20,000
Property, plant and equipment         4,000
Goodwill                             76,000
                                  ---------
Net assets acquired               $ 100,000
                                  =========

         Among other things, the Company is in the process of obtaining third party valuation of certain tangible and intangible assets acquired with EDAX and IRAS. Therefore, the allocation of the purchase price to these acquisitions, as well as the GS Electric acquisition, is subject to revision.

         In 2000, the Company made two acquisitions. In August 2000, the Company acquired the assets of certain businesses of Prestolite Electric Incorporated. The acquired businesses consist of Prestolite's Switch Division, its Industrial Battery Charger business, and its Direct-Current (DC) motor business, which is now a part of the Electromechanical Group. Additionally, in September 2000, the Company acquired the assets of Rochester Instrument Systems, a leading supplier for the electric power generation market, which is now a part of the Electronic Instruments Group. The aggregate purchase price paid for the 2000 acquisitions was $81 million.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         In 1999, the Company made four acquisitions, which operate as part of the Electronic Instruments Group. In January 1999, the Company acquired all of the outstanding shares of National Controls Corporation, a leading U.S. manufacturer of electronic instruments and controls for food service equipment. In April 1999, the Company acquired substantially all of the assets of Gulton-Statham Transducers, a leading manufacturer of high-accuracy electronic pressure transmitters and transducers for the aerospace and industrial markets, from Mark IV Industries, Inc. In July 1999, the Company acquired Patriot Sensors and Controls Corporation, a leading manufacturer of position sensors, tank gauges and aviation transducers, from First Atlantic Capital, Ltd. These products are used in a wide range of industrial and aerospace applications. In December 1999, the Company acquired Drexelbrook Engineering Company (Drexelbrook). Drexelbrook designs and manufactures point level and continuous level measurement and control devices and flow measurement instrumentation. These instruments are used in a variety of end markets, including chemical, petrochemical, pharmaceutical, food and beverage, pulp and paper, water and wastewater. The aggregate purchase price paid for the 1999 acquisitions was $147.5 million.

         As of the closing dates, the Company also recorded liabilities as a component of the purchase price for estimated future pension obligations, and for specific personnel-related costs associated with the relocation and consolidation of certain operations of the acquired businesses.

         All of the above acquisitions were accounted for by the purchase method, and accordingly, the results of their operations are included in the Company's consolidated results from their respective dates of acquisition. Drexelbrook was consolidated with the Company's results for the first time beginning in January 2000. The estimated goodwill acquired with businesses purchased prior to July 1, 2001 has been amortized on a straight-line basis over thirty years. For businesses acquired after June 30, 2001, estimated goodwill and intangibles acquired with indefinite useful lives are not amortized, in accordance with the transition provision of FASB Statement No. 142.

         Had the 2001 and 2000 acquisitions been made at the beginning of 2000, pro forma net sales for 2001 and 2000 would have been $1,106.3 million and $1,239.2 million. Pro forma net income and diluted earnings per share would not have been materially different than those reported for the respective periods.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    OTHER BALANCE SHEET INFORMATION

                                                                        2001                2000
                                                                            (IN THOUSANDS)
     INVENTORIES
       Finished goods and parts ...........................          $  31,313           $  22,879
       Work in process ....................................             36,925              31,020
       Raw materials and purchased parts ..................             84,287              75,466
                                                                     ---------           ---------
                                                                     $ 152,525           $ 129,365
                                                                     ---------           ---------

     PROPERTY, PLANT AND EQUIPMENT, at cost
       Land ...............................................          $   8,902           $   9,138
       Buildings ..........................................            112,837             105,335
       Machinery and equipment ............................            440,014             414,048
                                                                     ---------           ---------
                                                                       561,753             528,521
       Less accumulated depreciation ......................           (347,259)           (314,566)
                                                                     ---------           ---------
                                                                     $ 214,494           $ 213,955
                                                                     =========           =========
     GOODWILL, at cost ....................................          $ 426,575           $ 327,320
     Less accumulated amortization ........................            (39,155)            (27,841)
                                                                     ---------           ---------
                                                                     $ 387,420           $ 299,479
                                                                     =========           =========
     INVESTMENTS & OTHER ASSETS
     Other intangibles, at cost:
           Patents ........................................          $  21,474           $  21,448
           Other acquired intangibles .....................             47,708              47,513
           Less accumulated amortization ..................            (65,484)            (64,701)
                                                                     ---------           ---------
           Subtotal .......................................              3,698               4,260
       Investments ........................................             15,722              15,727
       Other ..............................................             28,608              22,467
                                                                     ---------           ---------
                                                                     $  48,028           $  42,454
                                                                     =========           =========
     ACCRUED LIABILITIES
       Accrued employee compensation and benefits .........          $  24,910           $  27,968
       Other ..............................................             55,593              42,424
                                                                     ---------           ---------
                                                                     $  80,503           $  70,392
                                                                     =========           =========


                                                          2001                2000           1999
                                                         -------           -------           -------
                                                                        (IN THOUSANDS)
     ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS
     AND NOTES RECEIVABLE
      Balance at beginning of year ............          $ 4,318           $ 3,994           $ 4,580
      Additions charged to expense ............            4,135               264                43
      Recoveries credited to allowance ........              143                43               100
      Write-offs ..............................           (1,264)             (157)           (1,119)
      Allowance acquired with new businesses ..              322               214               502
      Currency translation adjustment and other              (12)              (40)             (112)
                                                         -------           -------           -------
      Balance at end of year ..................          $ 7,642           $ 4,318           $ 3,994
                                                         =======           =======           =======

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  LONG-TERM DEBT

At December 31, 2001 and 2000, long-term debt consisted of the following:

                                                     DECEMBER 31,
                                               2001                2000
                                            ---------           ---------
                                                    (IN THOUSANDS)
       7.20% Senior Notes due 2008          $ 225,000           $ 225,000
       Revolving credit loans ....             73,321                  --
       Other, principally foreign               6,367               9,938
                                            ---------           ---------
                                              304,688             234,938
       Less: current portion .....             (1,254)             (1,322)
                                            ---------           ---------
        Total long-term debt .....          $ 303,434           $ 233,616


         Maturities of long-term debt outstanding at December 31, 2001 are as follows: $2.1 million in 2003; $1.9 million in 2004; $0.1 million in 2005; $73.4 million in 2006; and $225.9 million in 2007 and thereafter.

         On September 17, 2001, the Company completed a new $300 million Revolving Credit Facility that matures in 2006. The new five-year Revolving Credit Facility is unsecured and replaces a $195 million credit facility that would have expired in 2002. Interest rates on outstanding loans under the Revolving Credit Facility are either based on the London Interbank Offered Rate (LIBOR), plus a negotiated spread over LIBOR, or at the U.S. prime rate. At December 31, 2001, the Company had $178.9 million in revolving credit loans outstanding at a blended rate of 3.2%, of which $105.6 million is included in short-term borrowings and $73.3 million is included in long-term debt.

         The new Revolving Credit Facility places certain restrictions on allowable foreign debt, and the measurement of the pro forma effect of potential acquisitions in certain debt covenant compliance calculations. The Revolving Credit Facility also places certain restrictions on certain cash payments, including the payment of dividends. At December 31, 2001, retained earnings of approximately $17.2 million were not subject to the dividend limitation.

         Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of approximately $31.6 million, of which $19.2 million was outstanding at December 31, 2001, including $4.4 million reported in long-term debt. The weighted average interest rate on total debt outstanding at December 31, 2001 and 2000 was 5.2% and 7.3%, respectively. The Company also had outstanding letters of credit totaling $17.0 million at December 31, 2001.

       Accounts Receivable Financing

         On November 30, 2001, the Company amended its accounts receivable financing agreement with a bank whereby it can borrow up to $75 million against its trade accounts receivable (previously $50 million). In April 2001, the Company decided not to modify the structure of its accounts receivable securitizations which would have continued its off-balance sheet treatment of the transferred accounts receivable to its special purpose subsidiary to secure a like amount of off-balance sheet debt. Accordingly, as of April 1, 2001, the Company recorded on its balance sheet the outstanding balance of the accounts receivable and related debt as collateralized secured borrowings. This amount was $47 million in accounts receivable and related debt on April 1, 2001. At December 31, 2001 and 2000, $47.0 million and $45.0 million, respectively, was used under this secured credit facility. Financing costs associated with the sale of accounts receivable is included in interest expense.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  STOCKHOLDERS' EQUITY

         In 2001, the Company repurchased 440,000 shares of its common stock, under its current share repurchase authorization, at a total cost of $11.6 million. This compares with repurchases of 83,500 shares at a total cost of $1.6 million in 2000. At December 31, 2001, approximately $16 million of the current $50 million authorization was unexpended. At December 31, 2001, the Company held approximately 0.6 million shares in its treasury at a cost of $17.9 million compared with approximately 0.9 million shares at a cost of $22.3 million at the end of 2000. The number of shares outstanding at December 31, 2001 was 32.8 million shares, compared with 32.4 million shares at December 31, 2000.

         The Company has a Shareholder Rights Plan, under which the Company's Board of Directors declared a dividend of one Right for each share of Company common stock owned. The Plan provides, under certain conditions involving acquisition of the Company's common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

7.  STOCK OPTION AND AWARD PLANS

         The Company's 1999 Stock Incentive Plan provides for the grant of up to
2.0 million shares of common stock to eligible employees and non-employee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. The Company's 1997 Stock Incentive Plan permits the grant of up to 3.8 million shares of common stock. Stock options may be granted as non-qualified stock options or as incentive stock options.

         Restricted awards of the Company's common stock are made to eligible employees and non-employee directors, at such cost to the grantee, as the stock option committee of the Board of Directors may determine. Such shares are issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon issuance of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the price paid by the grantee at the date of grant, is charged to stockholders' equity and is amortized to expense over the periods until the restrictions lapse. The unamortized balance of unearned compensation related to restricted stock awards included in stockholders' equity at December 31, 2001 totaled $3.0 million. No restricted stock awards were granted in 2001. In December 2000, the Company awarded 150,000 shares of restricted stock to its Chairman and Chief Executive Officer. The expense related to restricted stock is not significant. Under the terms of the existing Stock Incentive Plans, at December 31, 2001, 207,064 additional restricted stock awards may be granted.

         In 2001, the Company reserved 9,694 shares, net of share adjustments for terminations, under a Supplemental Executive Retirement Plan ("SERP"), bringing the total number of shares reserved to 103,805 shares. Charges to expense under the SERP, not significant in amount, are considered pension expense (see Note 10), with the offsetting credit reflected in stockholders' equity.

         At December 31, 2001, 3,439,372 (4,259,584 in 2000) shares of common stock were reserved for issuance (including stock options outstanding), under the 1999 and 1997 plans. The options are exercisable at prices not less than market prices on dates of grant, and in installments over four-to-ten-year-periods from dates of grant. The Company had no stock appreciation rights outstanding at December 31, 2001 or 2000. Stock appreciation rights, if and when issued, are exercisable for cash and/or shares of the Company's common stock when the related option is exercised. A charge to income would be made for these rights and the related options.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                  2001                         2000                          1999
                                       ----------------------------------------------------------------------------------------
                                                        Price                          Price                         Price
                                          Shares        Range          Shares           Range         Shares          Range
                                       ----------------------------------------------------------------------------------------
Outstanding at beginning of year       2,956,595    $11.60-$30.34    2,907,991       $10.92-$30.34   2,687,031    $10.92-$30.34
Granted ........................         505,650    $26.29-$30.64      566,150       $19.94-$24.44     717,400    $18.78-$24.84
Exercised ......................        (820,212)   $11.60-$30.34     (433,174)      $10.92-$20.00    (377,260)   $11.60-$22.00
Canceled .......................         (88,425)   $19.94-$29.09      (84,372)      $14.15-$30.34    (119,180)   $14.15-$30.34
                                       ----------------------------------------------------------------------------------------
Outstanding at end of year .....       2,553,608    $14.15-$30.64    2,956,595       $11.60-$30.34   2,907,991    $10.92-$30.34
                                       ========================================================================================
Exercisable at end of year .....       1,237,876    $14.15-$30.34    1,634,903       $11.60-$30.34   1,628,799    $10.92-$30.34
                                       ========================================================================================

         The following table summarizes information pertaining to the Company's stock options outstanding at December 31, 2001:

                                                                    Weighted
                                                Weighted            Average                                  Weighted
       Range of                                  Average          Remaining                                  Average
       Exercise              Options            Exercise           Contractual        Options                Exercise
         Prices           Outstanding              Price           Life (years)     Exercisable              Price
---------------------------------------------------------------------------------------------------------------------
   $14.15-$18.20             484,377             $14.61                 4.1             484,377               $14.61
   $18.21-$24.27             905,042             $20.26                 4.8             335,088               $20.32
   $24.28-$30.64           1,164,189             $27.30                 5.0             418,411               $28.68
                           ---------             ------                 ---          ----------              -------
                           2,553,608             $22.40                 4.7           1,237,876               $20.91
                           =========             ======                 ===          ==========              =======

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Had compensation expense for such plans been determined in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" pro forma net income and related per share amounts for the years ended December 31, 2001, 2000, and 1999 would have been as follows:

                                2001              2000               1999
                             ----------        ----------        ----------
                                 (In thousands, except per share data)
Net income:
     As reported .........   $   66,111        $   68,532        $   60,768
     Pro forma ...........       63,834            66,452            58,838
Net income per share:
     Basic:
     As reported ........        $ 2.01        $     2.13        $     1.88
     Pro forma ..............      1.94              2.07              1.82
Diluted:
     As reported .......           1.98              2.11              1.85
     Pro forma ...........         1.94              2.07              1.82

         The weighted average fair value of each option grant on the grant date was $8.88 for 2001, $7.18 for 2000, and $6.65 for 1999. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                     2001        2000      1999
                                     ----        ----      ----
Expected life (years)............     5.0         5.0       5.0
Expected volatility..............    35.3%       30.8%     28.0%
Dividend yield...................    0.85%        1.2%      1.2%
Risk-free interest rate..........    3.50%       6.61%     5.58%


8. LEASES

         Minimum aggregate rental commitments under non-cancelable leases in effect at December 31, 2001 (principally for production and administrative facilities and equipment) amounted to $26.6 million consisting of annual payments of $5.5 million in 2002, $4.4 million in 2003, $3.7 million in 2004, $3.1 million in 2005, $2.9 million in 2006 and $7.0 million in 2007 and thereafter. Rental expense was $8.9 million in 2001, $8.1 million in 2000 and $6.9 million in 1999.

9. INCOME TAXES

     The components of income from continuing operations before income taxes and the details of the provision for income taxes are as follows:


                                           2001            2000           1999
                                           ----            ----           ----
                                                     (IN THOUSANDS)
Income before income taxes:
    Domestic .....................       $ 85,597        $ 97,302       $ 85,797
    Foreign ......................         (1,235)          8,836          8,664
                                         --------        --------       --------
        Total ....................       $ 84,362        $106,138       $ 94,461
                                         ========        ========       ========

Provision for income taxes:
      Current:
            Federal ..............       $ 14,721        $ 26,995       $ 26,421
            Foreign ..............          2,519           2,390          5,899
            State ................         (1,469)          1,541           (136)
                                         --------        --------       --------
                   Total current .         15,771          30,926         32,184
                                         --------        --------       --------
      Deferred:
            Federal ..............          3,373           4,733          2,477
            Foreign ..............         (1,590)          1,230         (1,541)
            State ................            697             717            573
                                         --------        --------       --------
                   Total deferred           2,480           6,680          1,509
                                         --------        --------       --------
                   Total provision       $ 18,251        $ 37,606       $ 33,693
                                         ========        ========       ========

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company's deferred tax (asset) liability as of December 31 are as follows:


                                                         2001            2000
                                                         ----            ----
                                                           (IN THOUSANDS)
Current deferred tax asset:
       Reserves not currently deductible ......       $ (6,754)       $ (7,101)
       Other ..................................         (3,342)         (3,415)
                                                      --------        --------
              Net current deferred tax asset ..        (10,096)        (10,516)
                                                      --------        --------
Noncurrent deferred tax (asset) liability:
       Differences in basis of property and
          accelerated depreciation ............         21,020          18,709
       Purchased tax benefits .................          3,232           5,434
       Reserves not currently deductible ......         (5,483)         (5,737)
       Other ..................................         14,727          14,760
                                                      --------        --------
              Noncurrent deferred tax liability         33,496          33,166
                                                      --------        --------
              Net deferred tax liability ......       $ 23,400        $ 22,650
                                                      ========        ========


The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                                  2001         2000         1999
                                                                  ----         ----         ----
Statutory rate ..........................................         35.0%        35.0%        35.0%
State income taxes, net of federal income tax benefit (a)         (0.9)         1.4          0.3
Foreign Sales Corporation (FSC) tax credit ..............         (5.0)        (3.3)        (3.0)
Differences between U.S. and foreign tax rates ..........          2.1          1.0          1.8
Goodwill amortization ...................................          2.8          2.2          1.9
Settlement of prior years' tax audits (b) ...............        (11.6)         0.0          0.0
Other ...................................................         (0.8)        (0.9)        (0.3)
                                                                  ----         ----         ----
                                                                  21.6%        35.4%        35.7%
                                                                  ====         ====         ====


(a) Includes the reversal of certain prior years' excess state income tax accruals.

(b) At year-end 2001, U.S. tax authorities closed several open years for which the Company's income tax returns were under examination. As a result, the Company recognized a tax benefit of $10.5 million after tax. The benefit consisted of tax refunds received of $4.4 million (including interest) and the reversal of certain federal and state tax accruals totaling $6.1 million associated with the closed years.

     At December 31, 2001, the Company had federal and foreign available net operating loss carryforwards of approximately $4.5 million and $2.5 million, respectively, to offset future taxable income. The federal carryforwards, from a subsidiary acquired in 1999, will expire in 2018 and 2019. The foreign carryforwards will expire in 2004 and 2006.

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $48.7 million at December 31, 2001. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. deferred taxes has been made. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. RETIREMENT AND PENSION PLANS

     The Company maintains noncontributory defined benefit pension plans. Benefits for eligible U.S. salaried and hourly employees are funded through trusts established in conjunction with the plans. The Company's funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits in accordance with the funding requirements of federal law and regulations. Assets of these plans are invested in a variety of equity and debt instruments and in pooled temporary funds, as well as in the Company's common stock, the investment in which is not material to total plan assets.

     The Company also sponsors a 401(K) retirement and savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to 6% of eligible compensation or a maximum of $1,200 per participant.

     The Company's retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under this retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee's salary. Employees of certain of the Company's foreign operations participate in various local plans that in the aggregate are not significant.

     The Company also has a retirement plan for its acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6% of the participant's base compensation.

     The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former employees of the Company. These supplemental benefits are designed to compensate the employee for retirement benefits the executive would have been provided under the Company's primary retirement plan, except for statutory limitations on compensation that may be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company's common stock upon retirement or termination of the employee. The Company is providing for these obligations by charges to earnings over the applicable periods.

     Effective December 31, 2001, the Company changed the measurement date for pension amounts under its defined benefit plans from October 1 to December 31. This change determined the pension assets and liabilities of the affected plans as of the December 31 measurement date, but had no effect on pension income for 2001. Prior periods have not been restated for this change.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table provides a reconciliation of the changes in benefit obligations and fair value of plan assets for the defined benefit plans for 2001 and 2000:


                                                         2001               2000
                                                         ----               ----
                                                               (In thousands)
Change in benefit obligation
Net benefit obligation at beginning of period ..       $ 258,168        $ 253,672
Service cost ...................................           4,422            4,918
Interest cost ..................................          20,523           19,410
Plan amendments ................................             704            1,241
Actuarial loss (gain) ..........................          23,925           (4,429)
Benefits paid ..................................         (22,172)         (16,644)
                                                       ---------        ---------
  Net benefit obligation at end of period ......       $ 285,570        $ 258,168
                                                       =========        =========


Change in plan assets
Fair value of plan assets at beginning of period       $ 313,972        $ 291,158
Actual return on plan assets ...................          (2,904)          38,162
Employer contributions .........................           2,292            1,296
Benefits paid ..................................         (22,172)         (16,644)
                                                       ---------        ---------
  Fair value of plan assets at end of period ...       $ 291,188        $ 313,972
                                                       =========        =========


         The following table provides aggregate information for defined benefit pension plans with accumulated benefits in excess of plan assets:


                                                        2001              2000
                                                        ----              ----
                                                             (In thousands)
Projected benefit obligation......................    $76,160             $4,071
Accumulated benefit obligation....................     73,781              4,071
Fair value of plan assets.........................     65,869                -0-

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table provides the amounts recognized in the consolidated balance sheets at December 31, 2001 and 2000:

                                               2001            2000
                                               ----            ----
                                                 (In thousands)
Funded status asset (liability)
Funded status at December 31 .........       $  5,618        $ 55,805
Unrecognized net actuarial loss (gain)         15,253         (40,942)
Unrecognized prior service cost ......          3,447           3,611
Unrecognized net transition asset ....           (309)           (908)
                                             --------        --------
  Net amount recognized at December 31       $ 24,009        $ 17,566
                                             ========        ========


Balance sheet asset (liability)

Prepaid benefit cost .................       $ 29,040        $ 22,402
Accrued benefit liability ............         (5,144)         (4,836)
Additional minimum liability .........         (9,460)           (397)
Intangible asset .....................          2,270             137
Accumulated other comprehensive income
  (before deferred tax benefit) ......          7,303             260
                                             --------        --------
  Net amount recognized at December 31       $ 24,009        $ 17,566
                                             ========        ========


     The following table provides the components of net periodic pension (income) expense for the last three years ended December 31:


                                                             2001           2000            1999
                                                             ----           ----            ----
                                                                           (In thousands)
Defined benefit plans:
  Service cost for benefits earned during the period       $  4,422       $  4,918       $  5,810
  Interest cost on projected benefit obligation ....         20,331         19,410         18,278
  Expected return on plan assets ...................        (28,257)       (26,192)       (23,875)
  Net amortization .................................         (1,172)           (45)           323
                                                           --------       --------       --------
    Net pension (income) expense ...................         (4,676)        (1,909)           536
Other plans:
  Defined contribution plans .......................          5,390          5,227          5,178
  Supplemental retirement plans ....................            416            492            312
  Foreign plans and other ..........................          2,009          1,709          1,920
                                                           --------       --------       --------
     Total other plans .............................          7,815          7,428          7,410
                                                           --------       --------       --------
        Total net pension expense ..................       $  3,139       $  5,519       $  7,946
                                                           ========       ========       ========


     Assumptions used in accounting for the defined benefit plans as of December 31 of each year were (based on a measurement date of December 31st for 2001 and October 1st for 2000 and 1999):

                                                           2001          2000          1999
                                                           ----          ----          ----
Discount rate used in determining present values.......    7.25%         8.00%         7.75%
Annual rate of increase in future compensation levels..    4.00%         4.75%         4.75%
Expected long-term rate of return on plan assets.......    9.25%         9.25%         9.25%

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company has a deferred compensation plan which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest bearing fund, benefits from which are payable out of the general assets of the Company, or (b) a fund which invests in shares of the Company's common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $2.1 million, at December 31, 2001. Initial employee deferrals began January 1, 2000. Administrative expense for the plan is borne by the Company and is not significant.

     The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of employees. Benefits under these arrangements are not significant. The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits, which are not significant in amount, are accounted for on the accrual basis of accounting.

11. FINANCIAL INSTRUMENTS

     The Company makes limited use of derivative financial instruments, and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks and to hedge firm commitments related to certain export sales denominated in a foreign currency.

     Interest rate swap and cap agreements are used to reduce the potential impact of increases in interest rates on the Company's borrowings. Accordingly, the Company may enter into these agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk from rising interest rates. In 2001, the Company did not enter into any such agreements and none are outstanding at December 31, 2001.

    Cross-currency and interest rate agreements may be used to hedge a portion of the Company's net investment in certain foreign subsidiaries. At December 31, 2001, no such agreements were outstanding. During 2001, the Company settled its outstanding interest rate swap agreement, which totaled $3.8 million. The gain on settlement of this agreement was $0.4 million.

    Forward currency contracts may be entered into from time to time to hedge certain firm export sales commitments denominated in foreign currencies. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar inflows and outflows resulting from the sale of products to foreign customers will be adversely affected by changes in exchange rates. At December 31, 2001 and 2000, the Company was not party to any forward currency contracts. The terms of the currency contracts are dependent on a firm commitment and generally do not exceed one year. Deferred gains and losses on such contracts, which are not significant, are recognized in operations as the related sales and purchases occurred.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The estimated fair values of the Company's other financial instruments are compared below to the recorded amounts at December 31, 2001 and 2000. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 2001 and 2000 in the accompanying balance sheet.

                                                                    ASSET (LIABILITY)
                                                                     (IN THOUSANDS)
                                                    ------------------------------------------------
                                                      DECEMBER 31, 2001             DECEMBER 31, 2000
                                                      -----------------             -----------------
                                                  RECORDED         FAIR          RECORDED         FAIR
                                                   AMOUNT          VALUE          AMOUNT          VALUE
                                                   ------          -----          ------          -----
Fixed-income and equity investments ......       $  15,214       $  15,214      $  15,703       $  15,703
Short-term borrowings ....................       $(166,145)      $(166,145)     $(126,279)      $(126,279)
Long-term debt (including current portion)       $(304,688)      $(297,657)     $(234,938)      $(220,669)


     The fair values of fixed-income investments are based on quoted market prices. The fair value of equity investments are based on amounts reported by the investee. The fair value of short-term borrowings is based on the carrying value at year-end. The fair value of the Company's long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

12. ADDITIONAL INCOME STATEMENT AND CASH FLOW INFORMATION

     Included in other income is interest and other investment income of $2.0 million, $1.5 million, and $2.6 million for 2001, 2000, and 1999, respectively. Income taxes paid in 2001, 2000, and 1999 were $27.6 million, $33.6 million, and $29.0 million, respectively. Cash paid for interest was $27.5 million, $30.2 million, and $24.3 million in 2001, 2000, and 1999, respectively.

13. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

Descriptive Information About Reportable Segments

     The Company has two reportable segments, the Electronic Instruments Group and the Electromechanical Group. The Company organizes its businesses primarily on the basis of product type, production processes, distribution methods, and management organizations.

     The Electronic Instruments Group produces instrumentation for various electronic applications that service certain types of transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure-temperature-flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. The Group also produces analytic instrumentation for the laboratory and research markets, as well as instruments for foodservice equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy truck manufacturers and heavy construction and agricultural vehicles. The Group also manufactures high-temperature-resistant and corrosion-resistant materials, as well as thermoplastic compounds for automotive, appliance, and telecommunications applications.

     The Electromechanical Group produces air-moving electric motors and motor-blower systems for manufacturers of floor care appliances and outdoor power equipment, fractional horsepower and brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. The Group also produces

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products. Sales of electric motors, blowers, and fans represented 44.1% in 2001, 42.2% in 2000, and 43.8% in 1999 of the Company's consolidated net sales.

Measurement of Segment Results

     Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment's operations. Corporate assets consist primarily of investments, insurance deposits, and deferred taxes.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


REPORTABLE SEGMENT FINANCIAL INFORMATION


                                                             2001              2000             1999
                                                             ----              ----             ----
                                                                          (In thousands)
Net sales:
   Electronic Instruments .......................        $  499,528         $  509,504         $451,072
   Electromechanical ............................           519,761            515,156          473,725
                                                         ----------         ----------         --------
             Total consolidated .................        $1,019,289         $1,024,660         $924,797
                                                         ==========         ==========         ========

Operating income and income before income taxes:
Operating income:
      Electronic Instruments ....................        $   57,035         $   78,771         $ 69,965
      Electromechanical .........................            70,638             77,560           67,575
                                                         ----------         ----------         --------
             Total segment operating income .....           127,673            156,331          137,540
      Corporate administrative and other expenses           (18,123)           (20,441)         (18,743)
                                                         ----------         ----------         --------
   Consolidated operating income ................           109,550            135,890          118,797
   Interest and other expenses, net .............           (25,188)           (29,752)         (24,336)
                                                         ----------         ----------         --------
   Consolidated income before income taxes ......        $   84,362         $  106,138         $ 94,461
                                                         ==========         ==========         ========

Assets:
      Electronic Instruments ....................        $  525,410         $  417,573         $386,309
      Electromechanical .........................           437,802            387,983          332,493
                                                         ----------         ----------         --------
             Total segments .....................           963,212            805,556          718,802
      Corporate .................................            66,077             53,432           49,348
                                                         ----------         ----------         --------
     Total consolidated .........................        $1,029,289         $  858,988         $768,150
                                                         ==========         ==========         ========

Additions to property, plant and equipment:(1)
      Electronic Instruments ....................        $   17,287         $   10,883         $ 29,323
      Electromechanical .........................            16,229             19,292           17,531
                                                         ----------         ----------         --------
             Total segments .....................            33,516             30,175           46,854
      Corporate .................................             1,888              3,557            2,398
                                                         ----------         ----------         --------
             Total consolidated .................        $   35,404         $   33,732         $ 49,252
                                                         ==========         ==========         ========

Depreciation and amortization:
      Electronic Instruments ....................        $   19,824         $   18,939         $ 16,132
      Electromechanical .........................            26,435             24,028           22,980
                                                         ----------         ----------         --------
             Total segments .....................            46,259             42,967           39,112
      Corporate .................................               191                290              512
                                                         ----------         ----------         --------
             Total consolidated .................        $   46,450         $   43,257         $ 39,624
                                                         ==========         ==========         ========


(1) Includes $6.0 million in 2001, $4.2 million in 2000, and $18.9 million in 1999 from acquired businesses.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


GEOGRAPHIC AREAS

     Information about the Company's operations in different geographic areas for the years ended December 31, 2001, 2000, and 1999 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.


                                                         2001              2000              1999
                                                         ----              ----              ----
                                                                      (In thousands)
Net sales:
      United States .........................        $  698,044        $  699,713        $  622,832
       International (a):
         European Union countries ...........           118,964           118,934           123,116
          Asia ..............................            74,197            68,409            57,451
      Other foreign countries ...............           128,084           137,604           121,398
                                                     ----------        ----------        ----------
            Total international .............           321,245           324,947           301,965
                                                     ----------        ----------        ----------
            Total consolidated ..............        $1,019,289        $1,024,660        $  924,797
                                                     ==========        ==========        ==========


Long-lived assets from continuing operations:

      United States .........................        $  532,740        $  443,417        $  390,749
                                                     ----------        ----------        ----------
      International (b):
        European Union countries ............            46,975            53,229            65,111
          Asia ..............................             4,914             4,710             4,424
        Other foreign countries .............            28,097            20,827            19,811

            Total international .............            79,986            78,766            89,346
                                                     ----------        ----------        ----------
            Total consolidated ..............        $  612,726        $  522,183        $  480,095
                                                     ==========        ==========        ==========


(a) Includes U.S. export sales of $170.0 million in 2001, $179.1 million in 2000, and $158.5 million in 1999.

(b)  Represents long-lived assets of foreign-based operations only.

                                  AMETEK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. QUARTERLY FINANCIAL DATA (UNAUDITED)


                                          First          Second            Third         Fourth           Total
                                         Quarter         Quarter          Quarter        Quarter           Year
                                         -------         -------          -------        -------           ----
                                                              (In thousands, except per share amounts)
2001
Net sales .......................        $264,071        $261,422        $256,533        $237,263        $1,019,289
Operating income (a) ............        $ 35,703        $ 35,574        $ 32,966        $  5,307        $  109,550
Net income (a) ..................        $ 18,272        $ 18,653        $ 17,727        $ 11,459        $   66,111

Basic earnings per share (a)(b) .        $   0.56        $   0.57        $   0.54        $   0.35        $     2.01

Diluted earnings per share (a)(b)        $   0.55        $   0.56        $   0.53        $   0.34        $     1.98

Dividends paid per share ........        $   0.06        $   0.06        $   0.06        $   0.06        $     0.24
Common stock trading range: (c)
High ............................        $  28.74        $  31.12        $  34.00        $  32.35        $    34.00
Low .............................        $  23.65        $  25.35        $  21.37        $  25.55        $    21.37

2000
Net sales .......................        $255,812        $255,504        $255,098        $258,246        $1,024,660
Operating income ................        $ 33,887        $ 33,770        $ 34,106        $ 34,127        $  135,890
Net income ......................        $ 16,754        $ 17,223        $ 17,318        $ 17,237        $   68,532

Basic earnings per share (b) ....        $   0.52        $   0.54        $   0.54        $   0.53        $     2.13

Diluted earnings per share (b) ..        $   0.52        $   0.53        $   0.53        $   0.53        $     2.11

Dividends paid per share ........        $   0.06        $   0.06        $   0.06        $   0.06        $     0.24
Common stock trading range: (c)
High ............................        $  22.13        $  21.56        $  22.88        $  26.94        $    26.94
Low .............................        $  15.50        $  17.50        $  18.50        $  20.00        $    15.50


(a) In the fourth quarter of 2001, the Company recorded unusual expenses totaling $23.3 million (pretax) of which $12.4 million is related to the cost of employee reductions, facility closures, the continued migration of production to low-cost locales, and $10.9 million related to asset writedowns. The asset writedowns were for receivables ($3.3 million), inventory ($6.1 million) and equipment ($1.5 million). The asset writedowns resulted primarily from the difficulties the economic environment has had on a number of the Company's customers. The fourth quarter also includes a tax benefit and related interest income of $10.5 million after tax ($0.32 per diluted share) resulting from the closure of a number of open tax years by U.S. federal and state tax authorities.

(b) The sum of quarterly earnings per share may not equal total year earnings per share due to the effect of the Company purchasing shares of its outstanding common stock.

(c)  Trading ranges are based on the New York Stock Exchange composite tape.

                                  DIRECTIONS TO
                 ANNUAL MEETING OF SHAREHOLDERS OF AMETEK, INC.
                                     HELD AT
                            J. P. MORGAN CHASE & CO.
                                 270 PARK AVENUE
                          11TH FLOOR CONFERENCE CENTER
                               NEW YORK, NY 10017
                                 (212) 270-6000

J. P. Morgan Chase & Co.'s 270 Park Avenue location is in midtown Manhattan and accessible by mass transportation from New York, New Jersey, Connecticut, Long Island and elsewhere. Below are automobile directions:

DIRECTIONS FROM NEW JERSEY

Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J.
P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

DIRECTIONS FROM CONNECTICUT

Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take I-684 South or the Merrett Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

DIRECTIONS FROM LONG ISLAND

Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Park Avenue. Turn left and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.



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
                           NOTIFICATION OF ELECTRONIC AVAILABILITY

            IF YOU WOULD LIKE TO RECEIVE FUTURE NOTIFICATION OF THE AVAILABILITY OF THE PROXY STATEMENT AND ANNUAL REPORT ELECTRONICALLY, PLEASE VISIT www.investpower.com. CLICK ON "ENROLL TO RECEIVE MAILINGS VIA E-MAIL" AND REFER TO THE COMPANY NUMBER AND ACCOUNT NUMBER ON TOP OF THE REVERSE SIDE OF THIS CARD.


                               ANNUAL MEETING OF SHAREHOLDERS

            AMETEK, INC.'s ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 3:00 P.M. ON TUESDAY, MAY 21, 2002, AT J. P. MORGAN CHASE & CO., 270 PARK AVENUE, 11TH FLOOR CONFERENCE CENTER, NEW YORK, NEW YORK 10017. PLEASE SEE YOUR PROXY STATEMENT FOR DIRECTIONS SHOULD YOU WISH TO ATTEND THE MEETING.

                                     AMETEK, INC.
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Frank S. Hermance, Donna F. Winquist and Kathryn E. Londra or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Shareholders to be held at
      J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, May 21, 2002, at 3:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

                            (TO BE SIGNED ON REVERSE SIDE)               SEE
                                                                       REVERSE
                                                                         SIDE

                        ANNUAL MEETING OF SHAREHOLDERS OF

                                  AMETEK, INC.

CO. # ____________                MAY 21, 2002       ACCT. # ___________________

                        ---------------------------------
                            PROXY VOTING INSTRUCTIONS
                        ---------------------------------

      TO VOTE BY INTERNET
      -------------------
      PLEASE ACCESS THE WEB PAGE AT www.voteproxy.com AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

      TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
      --------------------------------------------
      PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

      TO VOTE BY MAIL
      ---------------
      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                                   PLEASE VOTE
--------------------------------------------------------------------------------
    IF YOU VOTE BY INTERNET OR BY TELEPHONE, THERE IS NO NEED TO RETURN YOUR
                                   PROXY CARD.
--------------------------------------------------------------------------------
                                      -----------------------------------------
                                     |                                         |
YOUR CONTROL NUMBER IS ----------->  |                                         |
                                      -----------------------------------------







               - Please Detach and Mail in the Envelope Provided -

--------------------------------------------------------------------------------
      PLEASE MARK YOUR
A [X] VOTES AS IN THIS
      EXAMPLE.


           FOR all nominees       WITHHOLD
            listed at right   Authority to vote
           (except as marked  for all nominees
           to the contrary)    listed at right
1. ELECTION      [ ]                 [ ]        NOMINEES:
   OF
   DIRECTORS                                      Sheldon S. Gordon

INSTRUCTION: To withhold authority to vote for    Frank S. Hermance
any individual nominee, write the name of the
nominee(s) on the line below.                     David P. Steinmann

_____________________________________
                                           FOR        AGAINST        ABSTAIN
2. PROPOSAL TO APPROVE THE 2002 STOCK      [ ]          [ ]            [ ]
   INCENTIVE PLAN OF AMETEK, INC.

3. PROPOSAL TO APPROVE THE APPOINTMENT     [ ]          [ ]            [ ]
   OF ERNST & YOUNG LLP AS INDEPENDENT
   AUDITORS FOR THE YEAR 2002.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR APPROVAL OF PROPOSALS (2) and (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.




________________________________________________  Date:___________________, 2002
                    SIGNATURE

________________________________________________  Date:___________________, 2002
            SIGNATURE IF HELD JOINTLY

 NOTE: Please sign exactly as your name appears on this card. Indicate your full title if you are signing as an executor, administrator, trustee, etc. If the signer is a corporation, an authorized officer should sign the full corporate name. All owners must sign if shares are held in the name of more than one person.

                           PLEASE DATE, SIGN AND MAIL
                    YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                                  AMETEK, INC.

                                  MAY 21, 2002











               - Please Detach and Mail in the Envelope Provided -

--------------------------------------------------------------------------------
      PLEASE MARK YOUR
A [X] VOTES AS IN THIS
      EXAMPLE.


           FOR all nominees       WITHHOLD
            listed at right   Authority to vote
           (except as marked  for all nominees
           to the contrary)    listed at right
1. ELECTION      [ ]                 [ ]        NOMINEES:
   OF
   DIRECTORS                                      Sheldon S. Gordon

INSTRUCTION: To withhold authority to vote for    Frank S. Hermance
any individual nominee, write the name of the
nominee(s) on the line below.                     David P. Steinmann

_____________________________________
                                           FOR        AGAINST        ABSTAIN
2. PROPOSAL TO APPROVE THE 2002 STOCK      [ ]          [ ]            [ ]
   INCENTIVE PLAN OF AMETEK, INC.

3. PROPOSAL TO APPROVE THE APPOINTMENT     [ ]          [ ]            [ ]
   OF ERNST & YOUNG LLP AS INDEPENDENT
   AUDITORS FOR THE YEAR 2002.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR APPROVAL OF PROPOSALS (2) and (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.




________________________________________________  Date:___________________, 2002
                    SIGNATURE

________________________________________________  Date:___________________, 2002
            SIGNATURE IF HELD JOINTLY

 NOTE: Please sign exactly as your name appears on this card. Indicate your full title if you are signing as an executor, administrator, trustee, etc. If the signer is a corporation, an authorized officer should sign the full corporate name. All owners must sign if shares are held in the name of more than one person.